Exhibit 99.7

PRO FORMA VALUATION UPDATE REPORT
STANDARD CONVERSION

SR Bancorp, Inc. | Bound Brook, New Jersey

Dated as of May 8, 2023

RP FINANCIAL, LC.
Advisory | Planning | Valuation

1311-A Dolley Madison Boulevard
Suite 2A
McLean, Virginia 22101
703.528.1700
rpfinancial.com

PRO FORMA VALUATION UPDATE REPORT STANDARD CONVERSION SR Bancorp, Inc. Bound Brook, New Jersey HOLDING COMPANY FOR: Somerset Savings Bank, SLA Bound Brook, New Jersey Dated as of May 8, 2023

May 8, 2023

Board of Directors

SR Bancorp, Inc.

Somerset Savings Bank, SLA

220 West Union Avenue

Bound Brook, New Jersey 08805

Members of the Boards of Directors:

We have completed and hereby provide an updated appraisal of the estimated pro forma market value of the common stock which is to be issued in connection with the mutual-to-stock conversion described below.

This updated appraisal is furnished pursuant to the requirements stipulated in the Code of Federal Regulations and has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” (the “Valuation Guidelines”) of the Office of Thrift Supervision (“OTS”) and accepted by the Federal Reserve Board (“FRB”), the Office of the Comptroller of the Currency (“OCC”), the Federal Deposit Insurance Corporation (“FDIC”) and the New Jersey Department of Banking and Insurance (the “Department”), and applicable regulatory interpretations thereof. Our original appraisal report, dated September 19, 2022 (the “Original Appraisal”), and previous appraisal update, dated February 21, 2023 (the “First Update”), are incorporated herein by reference. As in the preparation of our Original Appraisal and First Update, we believe the data and information used herein is reliable; however, we cannot guarantee the accuracy and completeness of such information.

On July 25, 2022, the Board of Directors of Somerset Savings Bank, SLA, Bound Brook, New Jersey (“Somerset Savings” or the “Bank”) adopted a plan of conversion, incorporated herein by reference, in which the Bank will convert from a New Jersey-chartered mutual savings association to a New Jersey-chartered stock savings association and become a wholly-owned subsidiary of SR Bancorp, Inc. (“SR Bancorp” or the “Company”), a newly formed Maryland corporation organized by Somerset Savings. The plan of conversion was amended on March 7, 2023.

SR Bancorp will offer its common stock in a subscription offering to Eligible Account Holders, Tax-Qualified Employee Plans including Somerset Savings’ employee stock ownership plan (the “ESOP”), Supplemental Eligible Account Holders and Voting Members, as such terms are defined for purposes of applicable federal regulatory guidelines governing mutual-to-stock conversions. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale to members of the general public in a community offering and/or a syndicated community offering. A portion of the net proceeds received from the sale of common stock will be used to purchase all of the then to be issued and outstanding capital stock of the Bank and the balance of the net proceeds will be retained by the Company.

Washington Headquarters
1311-A Dolley Madison Boulevard	Telephone: (703) 528-1700
Suite 2A	Fax No.: (703) 528-1788
McLean, VA 22101	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com

Boards of Directors

May 8, 2023

The plan of conversion provides for the establishment of a new charitable foundation (the “Foundation”). The Foundation contribution will equal 6% of the shares of common stock sold in the offering and will be funded with SR Bancorp common stock contributed by the Company in an amount equal to 5.0% of the shares of common stock sold in the offering and cash in an amount equal to 1.0% of the shares of common stock sold in the offering. The purpose of the Foundation is to provide financial support to charitable organizations in the communities in which Somerset Savings operates and to enable those communities to share in the Bank’s long-term growth. The Foundation will be dedicated to community activities and the promotion of charitable causes.

Following completion of the conversion and related stock offering, pursuant to an Agreement and Plan of Merger, SR Bancorp will acquire Regal Bancorp, Inc., Livingston, New Jersey (“Regal Bancorp”) and its subsidiary Regal Bank. In the acquisition, Regal Bancorp will merge with and into SR Bancorp, with SR Bancorp as the surviving entity, and Regal Bank will merge with and into Somerset Savings, with Somerset Savings as the surviving institution under the name Somerset Regal Bank. In connection with the conversion and acquisition, Somerset Savings also intends to convert to a New Jersey chartered commercial bank.

In connection with the proposed merger, Regal Bancorp shareholders will receive $23.00 in cash in exchange for each share of Regal Bancorp common stock that they own. The aggregate transaction value of the acquisition is approximately $69.5 million.

This updated appraisal reflects the following noteworthy items: (1) a review of recent developments in Somerset Savings’ and Regal Bancorp’s financial condition, including financial data through March 31, 2023; (2) an updated comparison of Somerset Savings’ financial condition and operating results versus the Peer Group companies identified in the Original Appraisal; and (3) a review of stock market conditions since the date of the First Update.

The estimated pro forma market value is defined as the price at which Somerset Savings’ common stock, immediately upon completion of the public stock offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Our valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the pro forma market value thereof. RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits the company, its principals or employees from purchasing stock of its client institutions.

Boards of Directors

May 8, 2023

Discussion of Relevant Considerations

1.	Financial Results

Table 1 presents summary balance sheet and income statement details for the twelve months ended December 31, 2022 and updated financial information through March 31, 2023. Somerset Savings’ assets increased by $15.4 million or 2.36% from December 31, 2022 to March 31, 2023. An increase in cash and cash equivalents accounted for most of the asset growth during the three months ended March 31, 2023, which was partially offset by a decrease in investment securities. Overall, cash and investments (inclusive of FHLB stock) increased from $252.7 million or 38.90% of assets at December 31, 2022 to $268.3 million or 40.36% of assets at March 31, 2023. Net loans receivable decreased from $357.6 million or 55.06% of assets at December 31, 2022 to $357.3 million or 53.75% of assets at March 31, 2023. The balance for bank-owned life insurance increased slightly during the three months ended March 31, 2023 to equal $28.5 million or 4.29% of assets at March 31, 2023.

Updated credit quality measures for the Bank remained favorable, with the balance of non-performing assets decreasing by $3,000 during the three months ended March 31, 2023 to equal $147,000 or 0.02% of assets at March 31, 2023.

Deposits decreased from $522.8 million or 80.49% of assets at December 31, 2022 to $517.0 million or 77.77% of assets at March 31, 2023. Deposit run-off was funded by borrowings, as borrowings increased from a zero balance at December 31, 2022 to $20.0 million or 3.01% of assets at March 31, 2023. Borrowings added during the first quarter of 2023 consisted of an advance from the Federal Reserve under the Bank Term Funding Program. Somerset Savings’ equity increased from $118.1 million at December 31, 2022 to $119.1 million at March 31, 2023, which combined with asset growth provided for a slight decrease in the Bank’s equity-to-assets ratio from 18.18% at December 31, 2022 to 17.91% at March 31, 2023.

Somerset Savings’ operating results for the twelve months ended December 31, 2022 and March 31, 2023 are also set forth in Table 1. The Bank’s updated reported earnings were slightly lower, decreasing from $1.9 million or 0.29% of average assets for the twelve months ended December 31, 2022 to $1.6 million or 0.25% of average assets for the twelve months ended March 31, 2023. The decline in earnings was due to higher operating expenses and an increase in the loss on investment securities, which more than offset higher net interest income and a slight increase in non-interest operating income.

Somerset Savings’ net interest income was higher during the most recent twelve month period, which was realized through a more significant increase in interest income relative to the increase in interest expense. Growth in net interest income was facilitated by a higher interest rate spread, which increased from 1.80% for the nine months ended March 31, 2022 to 2.20% for the nine months ended March 31, 2023. Overall, net interest income increased from $13.1 million or 2.03% of average assets during the twelve months ended December 31, 2022 to $13.6 million or 2.08% of average assets during the twelve months ended March 31, 2023.

Boards of Directors

May 8, 2023

Table 1

Somerset Savings Bank, SLA

Recent Financial Data

	At December 31, 2022		At March 31, 2023
	Amount	Assets	Amount	Assets
	($000)	(%)	($000)	(%)
Balance Sheet Data
Total assets	$649,513	100.00%	$664,870	100.00%
Cash, cash equivalents	27,135	4.18	53,183	8.00
Investment securities	224,836	34.62	214,462	32.26
Loans receivable, net	357,616	55.06	357,340	53.75
FHLB stock	702	0.11	702	0.11
Bank-owned life insurance	28,384	4.37	28,547	4.29

Deposits	522,762	80.49	517,047	77.77
Borrowings	-	0.00	20,000	3.01

Total equity	118,071	18.18	119,057	17.91

	12 Months Ended		12 Months Ended
	December 31, 2022		March 31, 2023
	Amount	Avg. Assets	Amount	Avg. Assets
	($000)	(%)	($000)	(%)
Summary Income Statement
Interest income	$14,502	2.24%	$15,239	2.33%
Interest expense	(1,362)	(0.21)	(1,622)	(0.25)
Net interest income	13,140	2.03	13,617	2.08
Provisions for loan losses	0	0.00	0	0.00
Net interest income after prov.	13,140	2.03	13,617	2.08

Non-interest operating income	1,360	0.21	1,373	0.21
Gain (loss) on securities	(6)	0.00	(124)	(0.02)
Non-interest operating expense	(12,263)	(1.89)	(12,950)	(1.98)
Income before income tax expense	2,231	0.35	1,916	0.29
Income taxes	(370)	(0.06)	(285)	(0.04)
Net income	$1,861	0.29%	$1,631	0.25%

Sources:	Somerset Savings’ prospectus, audited and unaudited financial statements, and RP Financial calculations.

Boards of Directors

May 8, 2023

Operating expenses increased from $12.3 million or 1.89% of average assets during the twelve months ended December 31, 2022 to $13.0 million or 1.98% of average assets during the twelve months ended March 31, 2023. An increase in compensation expenses accounted for most of the increase in operating expenses during the most recent twelve-month period. Overall, Somerset Savings’ updated ratios for net interest income and operating expenses provided for a slightly lower expense coverage ratio (net interest income divided by operating expenses). Somerset Savings’ expense coverage ratio decreased from 1.07x for the twelve months ended December 31, 2022 to 1.05x for the twelve months ended March 31, 2023.

Non-interest operating income remained stable during the most recent twelve-month period, equaling $1.4 million or 0.21% of average assets for both twelve month periods shown in Table 1. Overall, when factoring non-interest operating income into core earnings, the Bank’s updated efficiency ratio of 86.46% (operating expenses as a percent of net interest income and non-interest operating income) was slightly higher than the 84.38% efficiency ratio recorded for the twelve months ended December 31, 2022.

Loan loss provisions were not a factor in the Bank’s earnings during both twelve month periods shown in Table 1. The Bank maintained allowances for loan losses of $1.1 million at March 31, 2023, equal to 0.31% of total loans and 759.18% of non-performing loans.

Non-operating losses were a slightly larger factor in the Bank’s updated earnings, increasing from $6,000 or 0.00% of average assets for the twelve months ended December 31, 2022 to $124,000 or 0.02% of average assets for the twelve months ended March 31, 2023. The non-operating loss for the twelve months ended March 31, 2023 consisted of a $119,000 loss on sale of investment securities and a $5,000 unrealized loss on equity securities.

The income tax expense decreased from $370,000 or 0.06% of average assets for the twelve months ended December 31, 2022 to $285,000 or 0.04% of average assets for the twelve months ended March 31, 2023.

Pro Forma Impact of Regal Bancorp Acquisition

Table 2 presents the pro forma balance sheet and income statement impact of the Regal Bancorp acquisition, as of and for the twelve months ended December 31, 2022 and updated financial information through March 31, 2023.

Somerset Savings’ pro forma assets increased by $1.1 million or 0.10% from December 31, 2022 to March 31, 2023. Cash and cash equivalents accounted for most of the increase in pro forma assets during the three months ended March 31, 2023, which was largely offset by a decrease in investment securities. Overall, cash and investments (inclusive of FHLB stock) increased from $306.2 million or 28.26% of assets at December 31, 2022 to $306.7 million or 28.28% of assets at March 31, 2023. Net loans receivable increased from $689.1 million or 63.60% of assets at December 31, 2022 to $695.5 million or 64.13% of assets at March 31, 2023. The balance of goodwill/intangibles decreased from $32.1 million or 2.96% of assets at December 31, 2022 to $28.2 million or 2.60% of assets at March 31, 2023. The balance for bank-owned life insurance increased slightly during the three months ended March 31, 2023 to equal $35.9 million or 3.31% of assets at March 31, 2023.

Boards of Directors

May 8, 2023

Table 2

Somerset Savings Bank, SLA

Pro Forma Combined Recent Financial Data

	At December 31, 2022		At March 31, 2023
	Amount	Assets	Amount	Assets
	($000)	(%)	($000)	(%)
Balance Sheet Data
Total assets	$1,083,507	100.00%	$1,084,557	100.00%
Cash, cash equivalents	61,847	5.71	71,548	6.60
Investment securities	242,905	22.42	233,630	21.54
Loans receivable, net	689,138	63.60	695,475	64.13
FHLB stock	1,486	0.14	1,486	0.14
Goodwill and core deposit intangible	32,075	2.96	28,159	2.60
Bank-owned life insurance	35,730	3.30	35,933	3.31

Deposits	947,163	87.42	917,121	84.56
Borrowings	5,000	0.46	34,919	3.22

Total equity	117,051	10.80	118,031	10.88
Tangible equity	84,976	7.84	89,872	8.29

	12 Months Ended		12 Months Ended
	December 31, 2022		March 31, 2023
	Amount	Avg. Assets	Amount	Avg. Assets
	($000)	(%)	($000)	(%)
Summary Income Statement
Interest income	$40,066	3.70%	$40,391	3.77%
Interest expense	(4,767)	(0.44)	(6,013)	(0.56)
Net interest income	35,299	3.26	34,378	3.21
Provisions for loan losses	0	0.00	0	0.00)
Net interest income after prov.	35,299	3.26	34,378	3.21

Non-interest operating income	2,116	0.20	1,985	0.19
Gain (loss) on securities	(6)	0.00	(124)	(0.01)
Non-interest operating expense	(25,375)	(2.34)	(26,317)	(2.46)
Income before income tax expense	12,034	1.11	9,922	0.93
Income taxes	(3,093)	(0.29)	(2,679)	(0.25)
Net income	$8,941	0.83%	$7,243	0.68%

Sources:	Somerset Savings’ prospectus, Somerset Savings’ and Regal Bancorp’s audited and unaudited financial statements, and RP Financial calculations.

Boards of Directors

May 8, 2023

Updated pro forma credit quality measures remained favorable, as the balance of non-performing assets decreased slightly during the three months ended March 31, 2023. Pro forma non-performing assets decreased from $691,000 or 0.06% of assets at December 31, 2022 to $686,000 or 0.06% of assets at March 31, 2023. Both Regal Bancorp and Somerset Savings recorded slight reductions in non-performing loans during the three months ended March 31, 2023, which comprised the entire balance of pro forma non-performing assets at March 31, 2023.

Somerset Savings’ pro forma funding composition showed a decrease in deposits and an increase in borrowings during the three months ended March 31, 2023. The decrease in deposits was primarily due to a $24.2 million decline in Regal Bancorp’s deposits, with deposit run-off consisting primarily of transaction and savings account deposits. Overall, pro forma deposits decreased from $947.2 million or 87.42% of assets at December 31, 2022 to $917.1 million or 84.56% of assets at March 31, 2023. The pro forma balance of borrowings increased from $5.0 million or 0.46% of assets December 31, 2022 to $34.9 million or 3.22% of assets at March 31, 2023. The increase in borrowings was due to a $20.0 million advance from the Federal Reserve under the Bank Term Funding Program added by Somerset Savings and a reversal of the assumption that Regal Bancorp’s $9.9 million of subordinated debt would be redeemed at the closing of the merger. Somerset Savings’ pro forma tangible equity increased from $85.0 million or 7.84% of assets at December 31, 2022 to $89.9 million or 8.29% of assets at March 31, 2023.

Pro forma operating results for the twelve months ended December 31, 2022 and March 31, 2023 are also set forth in Table 2. As set forth in the First Update, pro forma net interest income reflects the yield adjustments for interest rate sensitive assets and liabilities, based on mark-to-market valuation adjustments updated with current market rates on Regal Bancorp’s balance sheet as of December 31, 2022. Pro forma net interest income was also adjusted for the cash cost of the acquisition. Non-interest expense was adjusted to account for the amortization of intangibles. The Bank’s reported pro forma earnings decreased from $8.9 million or 0.83% of average assets for the twelve months ended December 31, 2022 to $7.2 million or 0.68% of average assets for the twelve months ended March 31, 2023. The decrease in pro forma net income was attributable to decreases in net interest income and non-interest operating income, an increase in operating expenses and an increase in loss on investment securities, which were partially offset by a decrease in income tax expense.

The decrease in Somerset Savings’ pro forma net interest income during the most recent twelve month period was largely due to a decrease in the net interest income earnings impact from the fair value accounting adjustments and cash costs related to the acquisition, which was partially offset by an increase in net interest income recorded by Somerset Savings. Net interest income for Regal Bancorp was slightly lower during the most recent twelve month period. Overall, pro forma net interest income decreased from $35.3 million or 3.26% of average assets during the twelve months ended December 31, 2022 to $34.4 million or 3.21% of average assets during the twelve months ended March 31, 2023.

Pro forma operating expenses increased from $25.4 million or 2.34% of average assets during the twelve months ended December 31, 2022 to $26.3 million or 2.46% of average assets during the twelve months ended March 31, 2023. Most of the increase in pro forma operating expenses was due to an increase in Somerset Savings’ operating expenses,

Boards of Directors

May 8, 2023

while Regal Bancorp’s updated operating expenses showed a less significant increase. Overall, Somerset Savings’ updated pro forma ratios for net interest income and operating expenses provided for a slightly lower expense coverage ratio (net interest income divided by operating expenses). Somerset Savings’ pro forma expense coverage ratio decreased from 1.39x for the twelve months ended December 31, 2022 to 1.30x for the twelve months ended March 31, 2023.

Pro forma non-interest operating income decreased from $2.1 million or 0.20% of average assets during the twelve months ended December 31, 2022 to $2.0 million or 0.19% of average assets during the twelve months ended March 31, 2023. A decrease in Regal Bancorp’s non-interest operating income accounted for the decline in pro forma non-interest operating income, which was primarily due to a reduction in loan sale gains. Overall, when factoring non-interest operating income into pro forma core earnings, the Bank’s updated pro forma efficiency ratio of 72.35% (operating expenses as a percent of net interest income and non-interest operating income) was slightly less favorable than the 67.63% pro forma efficiency ratio recorded for the twelve months ended December 31, 2022.

Loan loss provisions remained a non-factor in Somerset Savings’ updated pro forma earnings and a non-operating loss on investment securities increased from $6,000 or 0.00% of average assets to $124,000 or 0.01% of average assets.

The pro forma income tax expense decreased from $3.1 million or 0.29% of average assets for the twelve months ended December 31, 2022 to $2.7 million or 0.25% of average assets for the twelve months ended March 31, 2023. Lower pro forma pre-tax earnings largely accounted for the decrease in the pro forma income tax expense.

2.	Peer Group Financial Comparisons

Tables 3 and 4 present updated financial characteristics and operating results for Somerset Savings, the Peer Group and all publicly-traded thrifts. The financial data presented for Somerset Savings includes the estimated pro forma impact of the acquisition of Regal Bancorp, with the exception of the Bank’s regulatory capital ratio. The Bank’s and the Peer Group’s ratios are based on financial results through March 31, 2023. HV Bancorp, Inc. of Pennsylvania, which was one of the companies selected for the Peer Group in the Original Appraisal, is the target of a pending acquisition to sell control and, therefore, has been eliminated from the Peer Group.

In general, the comparative balance sheet ratios for the Bank and the Peer Group did not vary significantly from the ratios exhibited in the First Update. Consistent with the First Update, the Bank’s updated interest-earning asset composition reflected a lower concentration of loans and a higher concentration of cash and investments. Overall, the Bank’s and the Peer Group’s updated interest-earning assets-to-assets ratios equaled 92.41% and 94.43%, respectively.

Consistent with the First Update, Somerset Savings’ funding composition showed a higher concentration of deposits and a lower concentration of borrowings relative to the comparable Peer Group measures. Updated interest-bearing liabilities-to-assets ratios equaled 87.78% and 86.53% for the Bank and the Peer Group, respectively. Somerset Savings’

Boards of Directors

May 8, 2023

Table 3

Balance Sheet Composition and Growth Rates

Comparable Institution Analysis

For the 12 Months Ended March 31, 2023 or the Most Recent 12 Months Available

			Balance Sheet as a Percent of Assets										Balance Sheet Annual Growth Rates							Regulatory Capital
			Cash & Equival.	MBS & Invest	BOLI	Net Loans (1)	Deposits	Borrowed Funds	Sub. Debt	Total Equity	Goodwill & Intang	Tangible Equity	Assets	MBS, Cash Invests	Loans	Deposits	Borrows. &Subdebt	Total Equity	Tangible Equity	Tier 1 Leverage	Tier 1 Risk-Based	Risk-Based Capital
Somerset Savings Bank, SLA		NJ
March 31, 2023			6.60%	21.68%	3.31%	64.13%	84.56%	2.31%	0.91%	10.88%	2.60%	8.29%	89.61%	14.37%	143.84%	100.89%	NM	-0.23%	-31.98%	19.67%	NA	NA

All Non-MHC Public Thrifts
Averages			5.83%	16.07%	1.73%	72.11%	74.86%	10.17%	0.38%	13.32%	0.69%	12.70%	10.56%	0.01%	15.92%	5.29%	56.32%	6.10%	5.62%	11.53%	13.47%	16.02%
Medians			5.18%	15.17%	1.70%	74.23%	75.11%	7.98%	0.00%	11.78%	0.05%	10.61%	6.43%	-12.93%	14.11%	1.81%	46.17%	-1.64%	-2.09%	10.19%	12.52%	14.10%

Comparable Group
Averages			5.50%	15.28%	1.94%	73.65%	81.43%	5.10%	0.00%	12.36%	0.45%	11.91%	8.37%	-4.32%	14.33%	5.96%	44.38%	-3.09%	-3.99%	11.82%	12.60%	13.68%
Medians			3.02%	13.86%	1.74%	73.40%	82.04%	4.26%	0.00%	12.05%	0.07%	10.70%	6.43%	-12.56%	15.50%	3.68%	42.64%	-0.40%	-0.40%	10.85%	12.25%	13.36%

Comparable Group
AFBI	Affinity Bancshares, Inc.	GA	14.68%	9.47%	1.70%	69.96%	80.54%	5.90%	0.00%	12.69%	1.99%	10.70%	22.64%	92.72%	10.00%	19.55%	NM	1.68%	2.19%	10.85%	11.60%	12.86%
ESSA	ESSA Bancorp, Inc.	PA	1.24%	13.86%	1.95%	79.04%	71.99%	15.18%	0.00%	11.02%	0.70%	10.32%	6.43%	-28.43%	17.09%	-11.82%	NM	2.86%	3.17%	10.46%	12.25%	13.36%
HMNF	HMN Financial, Inc.	MN	0.94%	22.52%	0.00%	73.40%	89.43%	0.26%	0.00%	9.35%	0.07%	9.28%	4.10%	-20.24%	15.50%	4.12%	NM	-0.40%	-0.40%	9.20%	11.59%	12.84%
HFBL	Home Federal Bancorp, Inc. of Louisiana	LA	6.64%	17.58%	0.97%	71.07%	89.56%	2.66%	0.00%	7.31%	0.67%	6.63%	19.39%	-8.91%	33.50%	18.86%	NM	-4.77%	-13.56%	8.41%	12.11%	13.19%
IROQ	IF Bancorp, Inc.	IL	1.12%	25.09%	1.74%	68.63%	82.04%	7.98%	0.00%	8.75%	0.00%	8.75%	7.19%	-12.56%	15.74%	3.68%	122.26%	-5.94%	-5.94%	9.76%	NA	NA
MGYR	Magyar Bancorp, Inc.	NJ	3.02%	11.95%	2.12%	79.55%	83.10%	3.04%	0.00%	12.05%	0.00%	12.05%	4.11%	-17.34%	9.63%	3.35%	10.62%	1.78%	1.78%	11.21%	14.62%	15.87%
NECB	Northeast Community Bancorp, Inc.	NY	5.13%	3.01%	1.73%	87.23%	80.41%	1.12%	0.00%	17.47%	0.01%	17.45%	17.28%	-42.51%	30.79%	21.82%	-30.04%	3.20%	3.38%	16.21%	13.78%	14.11%
PVBC	Provident Bancorp, Inc.	MA	14.35%	1.87%	2.58%	77.75%	82.48%	4.26%	0.00%	12.42%	0.00%	12.42%	-5.01%	10.14%	-9.29%	-7.77%	NM	-10.61%	-10.61%	11.83%	12.27%	13.52%
WMPN	William Penn Bancorporation	PA	2.37%	32.15%	4.67%	56.22%	73.36%	5.48%	0.00%	20.18%	0.63%	19.55%	-0.76%	-11.79%	6.05%	1.81%	74.66%	-15.63%	-15.96%	18.46%	NA	NA

(1)	Includes loans held for sale.

Source: S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2023 by RP® Financial, LC.

Boards of Directors

May 8, 2023

Table 4

Income as Percent of Average Assets and Yields, Costs, Spreads

Comparable Institution Analysis

For the 12 Months Ended March 31, 2023 or the Most Recent 12 Months Available

				Net Interest Income					Non-Interest Income			NonOp Items			Yields, Costs, and Spreads
			Net Income	Income	Expense	NII	Loss Provis. on IEA	NII After Provis.	Gain on Sale of Loans	Other Non-Int Income	Total Non-Int Expense	Net Gains/ Losses (1)	Extrao. Items	Provision for Taxes	Yield On IEA	Cost Of IBL	Yld-Cost Spread	MEMO: Assets/ FTE Emp.	MEMO: Effective Tax Rate
			(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)
Somerset Savings Bank, SLA		NJ
March 31, 2023			0.68%	3.77%	0.56%	3.21%	0.00%	3.21%	0.01%	0.18%	2.46%	-0.01%	0.00%	0.25%	2.53%	0.34%	2.19%	$8,343	27.00%

All Non-MHC Public Thrifts
Averages			0.70%	3.90%	0.69%	3.21%	0.21%	3.03%	0.13%	0.41%	2.65%	0.05%	0.00%	0.22%	4.13%	0.72%	3.42%	$9,324	23.69%
Medians			0.75%	3.70%	0.59%	3.04%	0.07%	2.92%	0.01%	0.39%	2.56%	0.00%	0.00%	0.20%	3.98%	0.60%	3.23%	$8,011	23.69%

Comparable Group
Averages			0.74%	4.23%	0.62%	3.61%	0.45%	3.17%	0.05%	0.36%	2.57%	-0.03%	0.00%	0.25%	4.48%	0.61%	3.87%	$8,183	22.50%
Medians			0.89%	4.04%	0.58%	3.47%	0.07%	3.30%	0.01%	0.30%	2.52%	0.00%	0.00%	0.26%	4.28%	0.56%	3.65%	$8,043	24.68%

Comparable Group
AFBI	Affinity Bancshares, Inc.	GA	0.89%	4.37%	0.72%	3.65%	0.06%	3.59%	0.00%	0.30%	2.72%	0.00%	0.00%	0.27%	4.66%	0.56%	4.10%	$8,608	23.52%
ESSA	ESSA Bancorp, Inc.	PA	1.08%	3.82%	0.50%	3.32%	0.02%	3.30%	0.00%	0.43%	2.40%	0.00%	0.00%	0.26%	4.05%	0.40%	3.65%	$7,941	19.55%
HMNF	HMN Financial, Inc.	MN	0.76%	3.39%	0.33%	3.06%	0.07%	2.99%	0.17%	0.60%	2.70%	0.00%	0.00%	0.30%	3.48%	0.31%	3.17%	$6,643	28.57%
HFBL	Home Federal Bancorp, Inc. of Louisiana	LA	0.93%	4.04%	0.54%	3.50%	0.17%	3.33%	0.11%	0.26%	2.52%	-0.10%	0.00%	0.16%	4.28%	0.50%	3.78%	$7,589	14.42%
IROQ	IF Bancorp, Inc.	IL	0.62%	3.61%	0.81%	2.80%	0.09%	2.71%	0.03%	0.53%	2.38%	-0.05%	0.00%	0.22%	3.66%	0.62%	3.04%	$7,421	25.85%
MGYR	Magyar Bancorp, Inc.	NJ	1.01%	4.12%	0.65%	3.47%	0.08%	3.39%	0.11%	0.22%	2.28%	0.00%	0.00%	0.43%	4.34%	0.71%	3.63%	$9,029	29.77%
NECB	Northeast Community Bancorp, Inc.	NY	2.44%	6.57%	0.94%	5.63%	0.05%	5.58%	0.00%	0.26%	2.38%	-0.05%	0.00%	0.98%	6.97%	1.31%	5.66%	$10,311	28.58%
PVBC	Provident Bancorp, Inc.	MA	-1.47%	4.82%	0.51%	4.31%	3.51%	0.81%	0.01%	0.39%	3.18%	0.00%	0.00%	-0.43%	5.14%	0.53%	4.61%	$8,060	NM
WMPN	William Penn Bancorporation	PA	0.39%	3.37%	0.58%	2.79%	0.00%	2.79%	0.00%	0.25%	2.56%	-0.05%	0.00%	0.04%	3.72%	0.57%	3.15%	$8,043	9.78%

(1)	Net gains/losses includes gain/loss on sale of securities and nonrecurring income and expense.

Source:	S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2023 by RP® Financial, LC.

Boards of Directors

May 8, 2023

updated tangible equity-to-assets ratio equaled 8.29%, which remained below the comparable Peer Group ratio of 11.91%. Overall, Somerset Savings’ updated interest-earning assets-to-interest-bearing liabilities (“IEA/IBL”) ratio equaled 105.27%, which remained below the comparable Peer Group ratio of 109.13%. As discussed in the Original Appraisal and First Update, the additional capital realized from stock proceeds should serve to increase Somerset Savings’ IEA/IBL ratio, as the level of interest-bearing liabilities funding assets will be lower due to the increase in capital realized from the offering.

Updated growth rates for Somerset Savings are based on annualized growth rates for the nine months ended March 31, 2023 and the Peer Group’s growth rates are based on growth for the twelve months ended March 31, 2023. The Bank’s growth rates reflect Somerset Savings’ growth and the pro forma growth resulting from the acquisition of Regal Bancorp. Somerset Savings recorded an 89.61% increase in assets, versus an 8.37% increase in assets for the Peer Group. Asset growth by the Bank was largely sustained by a 143.84% increase in loans, which was supplemented with a 14.37% increase in cash and investments. Similarly, the Peer Group’s asset growth was primarily realized through a 14.33% increase in loans, which was in part funded by a 4.32% decrease in cash and investments.

Acquisition-related growth also remained as the primary source for the Bank’s higher deposit growth rate, with the Bank and the Peer Group positing updated deposit growth rates of 100.89% and 5.96%, respectively. With the acquisition of Regal Bancorp and the borrowings added by Somerset Savings during the nine months ended March 31,2023, the Bank’s borrowings increased from a zero balance to $34.9 million or 3.22% of assets. Comparatively, the borrowings growth rate for the Peer Group equaled 44.38%. Updated tangible net worth growth rates for the Bank and the Peer Group equaled negative 31.98% and negative 3.99%, respectively. The more significant decrease in the Bank’s tangible capital was largely related to the goodwill and intangibles created by the acquisition of Regal Bancorp.

Table 4 displays comparative operating results for Somerset Savings and the Peer Group, based on earnings for the twelve months ended March 31, 2023. The Bank’s earnings have been adjusted to reflect the pro forma impact of the Regal Bancorp acquisition, with the exception of the Bank’s yield-cost interest rate spread. Somerset Savings and the Peer Group reported net income to average assets ratios of 0.68% and 0.74%, respectively. The Peer Group’s slightly higher return was realized through higher net interest income, higher non-interest operating income and lower effective tax rate, which were somewhat offset by earnings advantages maintained by the Bank with respect to lower operating expenses, lower loan loss provisions and lower non-operating losses.

Updated expense coverage ratios posted by Somerset Savings and the Peer Group equaled 1.30x and 1.40x, respectively, as the Peer Group’s higher net interest income ratio was partially offset by the Bank’s lower operating expense ratio. The Peer Group’s higher net interest income ratio was realized through a higher interest income ratio, which was partially offset by the Bank’s lower interest expense ratio.

Non-interest operating income remained a larger contributor to the Peer Group’s earnings, as such income amounted to 0.19% and 0.41% of the Bank’s and the Peer Group’s average assets, respectively. Accordingly, taking non-interest operating income into account in assessing Somerset Savings’ core earnings strength relative to the Peer Group’s, the Bank’s

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May 8, 2023

updated efficiency ratio of 72.35% remained less favorable than the Peer Group’s efficiency ratio of 63.93%.

Loan loss provisions remained a larger factor in the Peer Group’s updated earnings, as no loan loss provisions were established by the Bank. Comparatively, loan loss provisions for the Peer Group equaled 0.45% of average assets.

Non-operating gains and losses realized from the sale of assets and other non-operating items remained a slightly larger factor in the Peer Group’s updated earnings. The Bank recorded a non-operating loss equal to 0.01% of average assets, versus a non-operating loss equal to 0.03% of average assets for the Peer Group. As set forth in the Original Appraisal and the First Update, typically, such gains and losses are discounted in valuation analyses as they tend to have a relatively high degree of volatility, and, thus, are not considered part of core operations. Extraordinary items remained a non-factor in the Bank’s and the Peer Group’s updated earnings.

The Bank’s effective tax rate of 27.00% remained slightly above the Peer Group’s effective tax rate of 22.50%.

The Bank’s updated credit quality measures continued to imply a slightly lower degree of credit risk exposure relative to the comparable Peer Group measures. Somerset Savings’ ratios include the pro forma impact of the Regal Bancorp acquisition. As shown in Table 5, the Bank’s non-performing assets/assets and non-performing loans/loans ratios of 0.06% and 0.10%, respectively, were lower than the comparable Peer Group ratios of 0.79% and 0.95%. The Bank’s updated reserve coverage ratios indicated a slightly lower level of reserves as a percent of non-performing loans (162.68% versus 181.40% for the Peer Group) and a lower level of reserves as a percent of loans (0.16% versus 1.16% for the Peer Group). The Bank’s lower reserve ratios reflect fair value accounting for the acquisition of Regal Bancorp. Net loan charge-offs remained a more significant factor for the Peer Group, with net loan charge-offs as a percent of loans equal to 0.41% for the Peer Group compared to no net charge-offs for the Bank.

3.	Stock Market Conditions

Since the date of the First Update, the performance of the broader stock market has been mixed. Worries that strong inflation data would lead to a continuance of the Federal Reserve’s more restrictive monetary policy extended a pullback in the broader stock market at the end of February 2023, with all three of the major U.S. stock indexes posting losses for the month of February. Defensive stocks led the market higher at the start of March, which was followed by stocks sinking at the beginning of the second week of March after the Federal Reserve Chairman said the Federal Reserve would likely lift rates more than previously expected to fight inflation. Bank stocks led the stock market lower to close out the second week of March, as investors reacted to SVB Financial Group reporting a $2 billion loss on the sale of assets following a larger-than-expected decline in deposits and the subsequent takeover of Silicon Valley Bank by the FDIC. With investors remaining on edge about further bank failures and the heightened risk that banking-sector turmoil could tip the U.S. economy into a recession, volatility prevailed in the broader stock market in mid-March. As concerns about the health of the banking sector ebbed, stocks generally drifted higher in the closing weeks of the first quarter

Boards of Directors

May 8, 2023

Table 5

Credit Risk Measures and Related Information

Comparable Institution Analysis

For the 12 Months Ended March 31, 2023 or the Most Recent 12 Months Available

		REO/ Assets	NPAs & 90+Del/ Assets (1)	NPLs/ Loans (2)	Rsrves/ Loans HFI	Rsrves/ NPLs (2)	Rsrves/ NPAs & 90+Del (1)	Net Loan Chargeoffs (3)	NLCs/ Loans
		(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)
Somerset Savings Bank, SLA	NJ
March 31, 2023		0.00%	0.06%	0.10%	0.16%	162.68%	162.68%	$0	0.00%

All Non-MHC Public Thrifts
Averages		0.04%	0.34%	0.62%	1.04%	255.34%	215.19%	$2,749	0.13%
Medians		0.01%	0.26%	0.32%	0.98%	242.53%	251.61%	$45	0.01%

Comparable Group
Averages		0.08%	0.79%	0.95%	1.16%	181.40%	180.31%	$5,806	0.41%
Medians		0.03%	0.59%	0.92%	1.29%	138.82%	117.84%	$142	0.02%

Comparable Group
AFBI Affinity Bancshares, Inc.	GA	0.31%	1.03%	1.01%	1.40%	138.82%	96.71%	$26	0.01%
ESSA ESSA Bancorp, Inc.	PA	0.18%	0.92%	0.92%	1.15%	125.03%	100.67%	$193	0.01%
HMNF HMN Financial, Inc.	MN	0.00%	0.20%	0.27%	1.42%	535.51%	535.51%	$55	0.01%
HFBL Home Federal Bancorp, Inc. of Louisiana	LA	0.05%	0.39%	0.47%	1.00%	214.33%	184.32%	$231	0.06%
IROQ IF Bancorp, Inc.	IL	0.00%	0.05%	0.07%	1.29%	NM	NM	$18	0.00%
MGYR Magyar Bancorp, Inc.	NJ	0.03%	0.78%	0.93%	1.31%	141.30%	135.00%	$101	0.02%
NECB Northeast Community Bancorp, Inc.	NY	0.10%	0.10%	0.00%	0.31%	NM	277.27%	$314	0.03%
PVBC Provident Bancorp, Inc.	MA	0.00%	3.05%	3.85%	1.84%	47.78%	47.78%	$51,172	3.52%
WMPN William Penn Bancorporation	PA	0.02%	0.59%	1.02%	0.68%	67.06%	65.21%	$142	0.03%

(1)	NPAs are defined as nonaccrual loans, accruing loans 90 days or more past due, performing TDRs, and OREO.
(2)	NPLs are defined as nonaccrual loans, accruing loans 90 days or more past due and performing TDRs.
(3)	Net loan chargeoffs are shown on a last twelve month basis.

Source:

S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obrained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2023 by RP® Financial, LC.

Boards of Directors

May 8, 2023

with the exception of a one-day selloff that occurred when the Federal Reserve raised its target rate by another 0.25%. The positive trend in the broader stock market generally was sustained during the first half of April, as data suggesting that inflation was easing heightened optimism that the Federal Reserve could be nearing an end to its current round of interest rate increases. Growing fears of an economic slowdown pulled stocks lower heading into late-April, which was followed by stocks rallying at the end of April as a strong round of earnings reports helped the broader stock market to advance for a second month in a row. Stocks faltered at the start of May, as investors moved into safe-haven investments following the takeover of First Republic Bank by regulators and the Federal Reserve’s decision to increase its benchmark rate by another quarter-point. An upbeat jobs report for April propelled stocks higher to close out the first week of May. Major U.S. stock indexes traded in a narrow range to start the second week of May, although the NASDAQ edged up to return to bull-market territory. On May 8, 2023, the Dow Jones Industrial Average (“DJIA”) closed at 33618.69 or 1.48% higher since the date of the First Update and the NASDAQ closed at 12256.92 or 6.65% higher since the date of the First Update.

The market for financial shares has been mixed as well since the date of the First Update, but, in general, financial shares have significantly underperformed the broader stock market. A generally stable market prevailed for bank stocks at the end of February 2023 and into early-March, which was followed by a sharp selloff in the banking sector through mid-March. The selloff was ignited by the collapse of Silicon Valley Bank followed by the failure of Signature Bank, which raised fears that more banks could be in trouble. Bank shares traded in a narrow range following the selloff and then edged higher to close out the first quarter, as concerns about the health of the banking sector eased and the FDIC completed the sale of Silicon Valley Bank to First Citizens Bancshares. Data indicating that the labor market was softening translated into bank stocks trading lower at the start of the second quarter, which was followed by an upswing in bank stocks through mid-April. Factors contributing to the positive trend in bank stocks included a stronger-than-expected jobs report for March, data showing a slower pace of inflation and some big banks reporting better-than-expected earnings at the start of the first quarter earnings season. Heightened recession fears pressured financial shares lower in the second half of April, which was followed by a more pronounced selloff in bank stocks at the beginning of May. Persistent worries about regional banks and the economy were noted factors that fueled the retreat in bank stocks. The better-than-expected employment report for April helped banks stocks to reverse course and rally along with the broader stock market to close out the first week of May. On May 8, 2023, the S&P U.S. BMI Banks Index closed at 122.2, a decrease of 22.02% since February 21, 2023.

Since the date of the First Update, the updated pricing measures for the Peer Group and all publicly-traded thrifts were lower to a generally comparable degree and consistent with the decrease in the S&P U.S. BMI Banks Index. The increase in the Peer Group’s price/core earnings multiple was largely due to the price/core earnings multiple for William Penn Bancorporation going from a not meaningful price/core earnings multiple to a price/core earnings multiple of 34.50x. Since the date of the First Update, the stock prices of all nine of the remaining Peer Group companies were lower as of May 8, 2023. A comparative pricing analysis of the Peer Group and all publicly-traded thrifts is shown in the following table, based on closing stock market prices as of February 21, 2023 and May 8, 2023.

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May 8, 2023

Average Pricing Characteristics

	At Feb. 21,		At May 8,		%
	2023		2023		Change
Peer Group(1)
Price/Earnings (x)	11.11	x	8.72	x	(21.51%)
Price/Core Earnings (x)	10.74		11.72		9.12
Price/Book (%)	93.52%		73.38%		(21.54)
Price/Tangible Book(%)	96.61		76.80		(20.51)
Price/Assets (%)	11.98		8.95		(25.29)
Avg. Mkt. Capitalization ($ Mil)	$127.27		$98.61		(22.52)

All Publicly-Traded Thrifts
Price/Earnings (x)	14.26	x	9.63	x	(32.47%)
Price/Core Earnings (x)	13.05		11.43		(12.41)
Price/Book (%)	98.95%		73.24%		(25.98)
Price/Tangible Book(%)	108.81		80.50		(26.02)
Price/Assets (%)	12.51		8.97		(28.30)
Avg. Mkt. Capitalization ($ Mil)	$544.64		$448.45		(17.66)

(1)

HV Bancorp, Inc. of Pennsylvania has been excluded from the Peer Group averages for both dates shown, as the result of becoming the target of a proposed acquisition that was announced subsequent to the date of the Original Appraisal.

As set forth in the Original Appraisal and First Update, the “new issue” market is separate and distinct from the market for seasoned issues like the Peer Group companies in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between the pricing of converting and existing issues is perhaps most evident in the case of the price/book (“P/B”) ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value, whereas in the current market for existing thrifts the P/B ratio may reflect a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

As shown in Table 6, three standard conversion offerings were completed during 2022 and no standard conversion offerings have been completed year-to-date in 2023. The average closing pro forma price/tangible book ratio of the three standard conversion offerings completed during 2022 equaled 56.9%. On average, the three standard conversion offerings reflected price appreciation of 36.4% after the first week of trading. As of May 8, 2023, the three standard conversion offerings reflected a 10.7% increase in price on average from their IPO prices. Of the three standard conversion offerings completed during 2022, the offering completed by ECB Bancorp, Inc. of Massachusetts (“ECB Bancorp”) on July 28, 2022 was considered to be most comparable to Somerset Savings’ offering. ECB Bancorp raised gross proceeds of $89.2 million, which was slightly below the midpoint of its offering range. ECB Bancorp’s closing pro forma price/tangible book ratio equaled 59.3%. ECB Bancorp’s stock

Boards of Directors

May 8, 2023

Table 6

Pricing Characteristics and After-Market Trends

Conversions Completed in 2022 and Year-to-Date 2023

Institutional Information			Pre-Conversion Data				Offering Information				Contribution to Char. Found.		Insider Purchases					Pro Forma Data							Post-IPO Pricing Trends
			Financial Info.		Asset Quality								% Off Incl. Fdn.+Merger Shares					Pricing Ratios(2)(5)			Financial Charac.				Closing Price:
							Excluding Foundation				Form	% of Public Off. Inc. Fdn. (%)	Benefit Plans
Institution	Conversion Date	Ticker	Assets ($Mil)	Equity/ Assets (%)	NPAs/ Assets (%)	Res. Cov. (%)	Gross Proc. ($Mil.)	% Offer (%)	% of Mid. (%)	Exp./ Proc. (%)			ESOP (%)	Recog. Plans (%)	Stk Option (%)	Mgmt.& Dirs. (%)(1)	Initial Div. Yield (%)	P/TB (%)	Core P/E (x)	P/A (%)	Core ROA (%)	TE/A (%)	Core ROE (%)	IPO Price ($)	First Trading Day ($)	% Chg (%)	After First Week(3) ($)	% Chg (%)	After First Month(4) ($)	% Chg (%)	Thru 5/8/23 ($)	% Chg (%)
Standard Conversions
ECB Bancorp, Inc., MA	7/28/22	ECBK-NASDAQ	$689	11.42%	0.11%	589%	$89.2	100%	96%	2.7%	C/S	$600/2.83%	8.0%	4.0%	10.0%	3.8%	0.00%	59.3%	19.1x	12.0%	0.6%	20.2%	3.1%	$10.00	$14.09	40.9%	$14.13	41.3%	$14.06	40.6%	$11.25	12.5%
VWF Bancorp, Inc., OH	7/14/22	VWFB-OTCQB	$137	17.62%	0.17%	96%	$19.2	100%	87%	7.8%	N.A.	N.A.	8.0%	4.0%	10.0%	25.1%	0.00%	51.8%	NM	12.8%	0.1%	24.8%	0.3%	$10.00	$12.90	29.0%	$14.50	45.0%	$14.90	49.0%	$13.55	35.5%
NSTS Bancorp, Inc., IL	1/19/22	NSTS-NASDAQ	$260	17.68%	0.70%	529%	$52.9	100%	132%	3.7%	C/S	$150/2.00%	8.0%	4.0%	10.0%	5.0%	0.00%	59.5%	NM	17.7%	-0.2%	29.8%	-0.6%	$10.00	$12.59	25.9%	$12.30	23.0%	$12.50	25.0%	$8.40	-16.0%
	Averages - Standard Conversions:		$362	15.57%	0.33%	405%	$53.8	100%	105%	4.7%	N.A.	N.A.	8.0%	4.0%	10.0%	11.3%	0.00%	56.9%	19.1x	14.2%	0.2%	24.9%	0.9%	$10.00	$13.19	31.9%	$13.64	36.4%	$13.82	38.2%	$11.07	10.7%
	Medians - Standard Conversions:		$260	17.62%	0.17%	529%	$52.9	100%	96%	3.7%	N.A.	N.A.	8.0%	4.0%	10.0%	5.0%	0.00%	59.3%	19.1x	12.8%	0.1%	24.8%	0.3%	$10.00	$12.90	29.0%	$14.13	41.3%	$14.06	40.6%	$11.25	12.5%
Second Step Conversions
First Seacoast Bancorp, Inc., NH	1/20/23	FSEA-NASDAQ	$524	9.11%	0.00%	717%	$28.1	55%	85%	5.7%	N.A.	N.A.	8.0%	4.0%	10.0%	1.5%	0.00%	74.1%	30.6x	9.3%	0.3%	12.6%	2.4%	$10.00	$10.35	3.5%	$10.39	3.9%	$10.28	2.8%	$8.37	-16.3%
Ponce Financial Group, Inc., NY*	1/28/22	PDLB-NASDAQ	$1,561	11.14%	1.05%	157%	$133.2	54%	127%	3.0%	C/S	$1.0M/2.91%	8.0%	4.0%	10.0%	0.9%	0.00%	85.9%	34.6x	14.8%	0.4%	17.2%	2.5%	$10.00	$10.79	7.9%	$10.65	6.5%	$10.65	6.5%	$7.05	-29.5%
	Averages - Second Step Conversions:		$1,042	10.13%	0.53%	437%	$80.6	55%	106%	4.3%	N.A.	N.A.	8.0%	4.0%	10.0%	1.2%	0.00%	80.0%	32.6x	12.0%	0.4%	14.9%	2.4%	$10.00	$10.57	5.7%	$10.52	5.2%	$10.47	4.7%	$7.71	-22.9%
	Medians - Second Step Conversions:		$1,042	10.13%	0.53%	437%	$80.6	106%	4%	4.3%	N.A.	N.A.	8.0%	4.0%	10.0%	1.2%	0.00%	80.0%	32.6x	12.0%	0.4%	14.9%	2.4%	$10.00	$10.57	5.7%	$10.52	5.2%	$10.47	4.7%	$7.71	-22.9%
Mutual Holding Companies
CFSB Bancorp, Inc., MA*	1/13/22	CFSB-NASDAQ	$337	14.56%	0.00%	NM	$28.0	43%	130%	5.4%	C/S	$250/4.44%	8.7%	4.4%	10.9%	5.2%	0.00%	63.2%	75.4x	16.7%	0.3%	20.0%	1.6%	$10.00	$10.18	1.8%	$10.65	6.5%	$10.63	6.3%	$6.72	-32.8%
	Averages - MHC Conversions:		$337	14.56%	0.00%	NM	$28.0	43%	130%	5.4%	N.A.	N.A.	8.7%	4.4%	10.9%	5.2%	0.00%	63.2%	75.4x	16.7%	0.3%	20.0%	1.6%	$10.00	$10.18	1.8%	$10.65	6.5%	$10.63	6.3%	$6.72	-32.8%
	Medians - MHC Conversions:		$337	14.56%	0.00%	NM	$28.0	43%	130%	5.4%	N.A.	N.A.	8.7%	4.4%	10.9%	5.2%	0.00%	63.2%	75.4x	16.7%	0.3%	20.0%	1.6%	$10.00	$10.18	1.8%	$10.65	6.5%	$10.63	6.3%	$6.72	-32.8%

	Averages - All Conversions:		$584	13.59%	0.34%	418%	$58.4	75%	110%	4.7%	N.A.	N.A.	8.1%	4.1%	10.1%	6.9%	0.00%	65.6%	33.0x	13.9%	0.3%	20.8%	1.6%	$10.00	$11.82	18.2%	$12.10	21.0%	$12.17	21.7%	$9.22	-7.8%
	Medians - All Conversions:		$430	12.99%	0.17%	529%	$40.5	78%	112%	4.5%	N.A.	N.A.	8.0%	4.0%	10.0%	4.4%	0.00%	61.3%	24.9x	13.8%	0.3%	20.1%	2.0%	$10.00	$11.69	16.9%	$11.48	14.8%	$11.58	15.8%	$8.39	-16.2%

Note: * - Appraisal performed by RP Financial; BOLD = RP Financial assisted in the business plan preparation, “NT” - Not Traded; “NA” - Not Applicable, Not Available; C/S-Cash/Stock.

(1)  As a percent of MHC offering for MHC transactions.                                                                 (5)  Mutual holding company pro forma data on full conversion basis.

(2)  Does not take into account the adoption of SOP 93-6.                                                              (6)  Simultaneously completed acquisition of another financial institution.

(3)  Latest price if offering is less than one week old.                                                                       (7)  Simultaneously converted to a commercial bank charter.

(4)  Latest price if offering is more than one week but less than one month old.                             (8)  Former credit union.

May 8, 2023

Boards of Directors

May 8, 2023

price was up 41.3% after the first week of trading. As of May 8, 2023, ECB Bancorp’s stock price was up 12.5% from its IPO price.

Summary of Adjustments

In the First Update, we made the following adjustments to Somerset Savings’ pro forma value based upon our comparative analysis to the Peer Group:

Previous Valuation
Key Valuation Parameters:	Adjustment

Financial Condition	Slight Upward
Profitability, Growth and Viability of Earnings	Slight Downward
Asset Growth	Slight Upward
Primary Market Area	No Adjustment
Dividends	No Adjustment
Liquidity of the Shares	No Adjustment
Marketing of the Issue	Slight Downward
Management	No Adjustment
Effect of Govt. Regulations and Regulatory Reform	No Adjustment

The factors concerning the valuation parameters of primary market area, dividends, liquidity of the shares, management and effect of government regulations and regulatory reform did not change since the First Update. Accordingly, those parameters were not discussed further in this update.

A slight upward adjustment remained appropriate for financial condition, based largely on the upward adjustments applied for the Bank’s balance sheet liquidity, credit quality and stronger pro forma capital position. Likewise, a slightly upward adjustment remained appropriate for the Bank’s asset growth, as acquisition related growth provided the Bank with stronger historical asset growth, which was driven by loan growth, and on a pro forma basis the Bank’s leverage capacity will be greater than the Peer Group’s leverage capacity. A slight downward adjustment remained appropriate for earnings, based on the Bank’s less favorable efficiency ratio and lower pro forma core ROE.

In contrast to the broader stock market, the general market for thrift stocks was down since the date of the First Update. The DJIA was up 1.48% since the date of the First Update, versus a 22.02% decrease recorded in the S&P U.S. BMI Banks Index. Likewise, the updated pricing measures for the Peer Group and all publicly-traded thrifts were lower since the date of the First Update, with the Peer Group’s updated pricing measures generally reflecting similar decreases relative to the updated pricing measures for all publicly-traded thrifts. The three standard conversion offerings that were completed during 2022 showed an average price increase of 10.7% from their respective IPO prices, as of May 8, 2023.

Overall, taking into account the foregoing factors, including the all-cash acquisition of Regal Bancorp, we believe that a decrease in the Bank’s conversion offering as set forth in the First Update is appropriate.

Boards of Directors

May 8, 2023

Valuation Approaches

In applying the accepted valuation methodology promulgated by the regulatory agencies, i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing Somerset Savings’ to-be-issued stock -- price/earnings (“P/E”), price/book (“P/B”), and price/assets (“P/A”) approaches -- all performed on a pro forma basis including the effects of the conversion proceeds.

In computing the pro forma impact of the offering and the related pricing ratios, the valuation parameters utilized in the First Update were updated with financial data as of March 31, 2023.

Consistent with the Original Appraisal and First Update, this updated appraisal continues to be based primarily on fundamental analysis techniques applied to the Peer Group, including the P/E approach, the P/B approach and the P/A approach. Also consistent with the Original Appraisal and First Update, this updated appraisal incorporates a “technical” analysis of recently completed offerings, including principally the P/B approach which (as discussed in the Original Appraisal and First Update) is the most meaningful pricing ratio as the pro forma P/E ratios reflect an assumed reinvestment rate and do not yet reflect the actual use of proceeds.

The Bank will adopt “Employers’ Accounting for Employee Stock Ownership Plans” (“ASC 718-40”), which will cause earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of the adoption of ASC 718-40 in the valuation.

Based on the foregoing, we have concluded that a decrease in Somerset Savings’ conversion offering is appropriate. Therefore, as of May 8, 2023, the pro forma market value of Somerset Savings’ conversion stock, taking into account the dilutive impact of the stock contribution to the Foundation, equaled $84,000,000 at the midpoint, equal to 8,400,000 at $10.00 per share.

1.        P/E Approach. In applying the P/E approach, RP Financial’s valuation conclusions considered both reported earnings and a recurring or “core” earnings base, that is, earnings adjusted to exclude any one time non-operating gains and losses and extraordinary items, plus the estimated after tax-earnings benefit from reinvestment of net stock proceeds. The Bank’s reported earnings, including the estimated pro forma earnings impact of the Regal Bancorp acquisition, equaled $7.243 million for the twelve months ended March 31, 2023. In deriving Somerset Savings’ core earnings, the only adjustment made to reported earnings was to eliminate a loss on equity securities of $124,000. As shown below, on a tax effected basis, assuming application of an effective marginal tax rate of 25.0%, the Bank’s core earnings were determined to equal $7.336 million for the twelve months ended March 31, 2023.

Boards of Directors

May 8, 2023

Amount
($000)
Net income	$7,243
Add: Loss on equity securities (1)	93
Core earnings estimate	$7,336

(1)	Tax effected at 25.0%.

Based on Somerset Savings’ reported and estimated core earnings, and incorporating the impact of the pro forma assumptions discussed previously, the Bank’s reported and core P/E multiples at the $84.0 million updated midpoint value equaled 11.23 times and 11.09 times, respectively. The Bank’s updated reported and core P/E multiples provided for a premium of 28.78% and a discount of 5.38% relative to the Peer Group’s average reported and core P/E multiples of 8.72 times and 11.72 times, respectively (versus a discount of 0.36% and a premium of 2.98% relative to the Peer Group’s average reported and core P/E multiples as indicated in the First Update). The Bank’s updated reported and core P/E multiples indicated premiums of 19.72% and 26.31% relative to the Peer Group’s median reported and core P/E multiples, which equaled 9.38 times and 8.78 times, respectively (versus premiums of 7.16% and 11.83% relative to the Peer Group’s median reported and core P/E multiples as indicated in the First Update). The Bank’s pro forma P/E ratios based on reported earnings at the minimum and the super maximum equaled 9.61 times and 14.66 times, respectively, and based on core earnings at the minimum and the super maximum equaled 9.49 times and 14.48 times, respectively. The Bank’s implied conversion pricing ratios relative to the Peer Group’s pricing ratios are indicated in Table 7, and the pro forma calculations are detailed in Exhibits 2 and 3.

2.        P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, with the greater determinant of long term value being earnings. In applying the P/B approach, we considered both reported book value and tangible book value. Based on the $84.0 million updated midpoint value, the Bank’s P/B and P/TB ratios equaled 45.45% and 53.62%, respectively. In comparison to the average P/B and P/TB ratios indicated for the Peer Group of 73.38% and 76.80%, respectively, Somerset Savings’ updated ratios indicated discounts of 38.06% on a P/B basis and 30.18% on a P/TB basis (versus discounts of 44.28% and 35.87% from the Peer Group’s average P/B and P/TB ratios as indicated in the First Update). In comparison to the median P/B and P/TB ratios indicated for the Peer Group of 69.37% and 74.61%, respectively, Somerset Savings’ ratios at the updated midpoint value indicated discounts of 34.48% and 28.13% (versus discounts of 44.69% and 36.42% from the Peer Group’s median P/B and P/TB ratios as indicated in the First Update). At the top of the range, the Bank’s P/B and P/TB ratios equaled 53.59% and 62.00%, respectively. In comparison to the Peer Group’s average P/B and P/TB ratios, the Bank’s P/B and P/TB ratios at the top of the range indicated discounts of 26.97% and 19.27%, respectively. In comparison to the Peer Group’s median P/B and P/TB ratios, the Bank’s updated P/B and P/TB ratios at the top of the super range indicated discounts of 22.75% and 16.90%, respectively.

In addition to the fundamental analysis applied to the Peer Group, RP Financial utilized a technical analysis of recent conversion offerings. As indicated in the Original Appraisal and the First Update, the pricing characteristics of recent conversion offerings are not the primary determinate of value. Consistent with the Original Appraisal and First Update, particular focus was placed on the P/TB approach in this analysis since the P/E multiples do not

Boards of Directors

May 8, 2023

Table 7

Market Pricing Versus Peer Group

Somerset Savings Bank, SLA

As of May 8, 2023

			Market		Per Share Data
			Capitalization		Core	Book						Dividends(3)			Financial Characteristics(5)								Offering
			Price/	Market	12 Month	Value/	Pricing Ratios(2)					Amount/		Payout	Total	Equity/	Tang. Eq./	NPAs/	Reported		Core		Size
			Share	Value	EPS(1)	Share	P/E	P/B	P/A	P/TB	P/Core	Share	Yield	Ratio(4)	Assets	Assets	T. Assets	Assets	ROAA	ROAE	ROAA	ROAE	($Mil)
			($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
Somerset Savings Bank, SLA		NJ

Super Maximum			$10.00	$111.09	$0.69	$18.66	14.66x	53.59%	9.46%	62.00%	14.48x	$0.00	0.00%	0.00%	$1,174	17.66%	15.63%	0.06%	0.65%	3.66%	0.65%	3.70%	$105.80

Maximum			$10.00	$96.60	$0.79	$20.21	12.84x	49.48%	8.31%	57.84%	12.68x	$0.00	0.00%	0.00%	$1,162	16.81%	14.74%	0.06%	0.65%	3.85%	0.66%	3.90%	$92.00

Midpoint			$10.00	$84.00	$0.90	$22.00	11.23x	45.45%	7.30%	53.62%	11.09x	$0.00	0.00%	0.00%	$1,151	16.05%	13.95%	0.06%	0.65%	4.05%	0.66%	4.10%	$80.00

Minimum			$10.00	$71.40	$1.05	$24.42	9.61x	40.95%	6.26%	48.83%	9.49x	$0.00	0.00%	0.00%	$1,141	15.29%	13.14%	0.06%	0.65%	4.26%	0.66%	4.31%	$68.00

All Non-MHC Public Thrifts(6)

Averages			$16.88	$448.45	$1.79	$20.99	9.63x	73.24%	8.97%	80.50%	11.43x	$0.49	3.21%	36%	$5,955	13.32%	12.77%	0.41%	0.70%	6.04%	0.75%	6.32%

Median			$10.62	$123.38	$1.08	$16.26	9.04x	69.37%	7.97%	73.33%	8.71x	$0.33	2.81%	28%	$1,702	11.78%	10.72%	0.26%	0.75%	6.38%	0.77%	6.71%

All Non-MHC State of NJ(6)

Averages			$10.19	$471.90	$1.42	$15.79	8.49x	63.70%	8.30%	73.67%	7.76x	$0.51	4.76%	43%	$6,146	13.00%	12.73%	0.52%	0.77%	6.38%	1.00%	8.34%

Medians			$9.51	$442.50	$1.26	$15.00	7.78x	63.38%	7.96%	67.36%	7.77x	$0.48	5.80%	41%	$5,663	12.05%	11.87%	0.52%	1.01%	8.18%	1.03%	8.26%

Comparable Group

Averages			$12.80	$98.61	$1.20	$17.39	8.72x	73.38%	8.95%	76.80%	11.72x	$0.27	2.03%	21.39%	$1,158	12.36%	11.96%	0.79%	0.74%	5.80%	0.77%	6.05%

Medians			$12.77	$82.08	$1.68	$17.13	9.38x	69.37%	7.53%	74.61%	8.78x	$0.24	1.88%	20.71%	$932	12.05%	10.92%	0.59%	0.89%	7.10%	0.91%	7.59%

Comparable Group

AFBI	Affinity Bancshares, Inc.	GA	$12.50	$82.08	$1.08	$18.02	11.79x	69.37%	8.80%	82.24%	11.55x	$0.00	0.00%	0.00%	$932	12.69%	10.92%	1.03%	0.89%	6.03%	0.91%	6.16%
ESSA	ESSA Bancorp, Inc.	PA	$13.91	$135.08	$2.11	$21.03	6.66x	66.13%	7.29%	70.65%	6.60x	$0.60	4.31%	28.71%	$1,986	11.02%	10.39%	0.92%	1.08%	9.43%	1.09%	9.50%
HMNF	HMN Financial, Inc.	MN	$18.00	$78.31	$1.86	$22.35	9.63x	80.54%	7.53%	81.19%	9.67x	$0.32	1.78%	13.90%	$1,072	9.35%	9.28%	0.20%	0.76%	7.09%	0.76%	7.05%
HFBL	Home Federal Bancorp, Inc. of Louisiana	LA	$16.13	$48.32	$1.88	$16.05	9.38x	100.50%	7.34%	110.72%	8.57x	$0.48	2.98%	27.91%	$686	7.31%	6.68%	0.39%	0.93%	11.19%	1.01%	12.22%
IROQ	IF Bancorp, Inc.	IL	$15.12	$48.26	$1.68	$21.98	9.51x	68.80%	6.02%	68.80%	9.00x	$0.40	2.64%	25.16%	$843	8.75%	8.75%	0.05%	0.62%	7.10%	0.66%	7.59%
MGYR	Magyar Bancorp, Inc.	NJ	$9.99	$67.38	$1.23	$15.12	8.12x	66.09%	7.96%	66.09%	8.12x	$0.12	1.20%	16.26%	$840	12.05%	12.05%	0.78%	1.01%	8.18%	1.01%	8.18%
NECB	Northeast Community Bancorp, Inc.	NY	$12.77	$177.60	$2.21	$17.13	5.94x	74.56%	13.02%	74.61%	5.78x	$0.24	1.88%	11.16%	$1,503	17.47%	17.46%	0.10%	2.44%	12.41%	2.51%	12.76%
PVBC	Provident Bancorp, Inc.	MA	$7.05	$123.38	($1.53)	$11.95	NM	58.99%	7.33%	58.99%	NM	$0.16	2.27%	NM	$1,702	12.42%	12.42%	3.05%	-1.47%	-11.05%	-1.47%	-11.05%
WMPN	William Penn Bancorporation	PA	$9.71	$127.03	$0.28	$12.87	NM	75.46%	15.23%	77.89%	34.50x	$0.12	1.24%	48.00%	$862	20.18%	19.68%	0.59%	0.39%	1.80%	0.45%	2.07%

(1)

Core income, on a diluted per-share basis. Core income is net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of securities, amortization of intangibles, goodwill and nonrecurring items. Assumed tax rate is 35%.

(2)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings. P/E and P/Core =NM if the ratio is negative or above 35x.
(3)	Indicated 12 month dividend, based on last quarterly dividend declared.
(4)	Indicated 12 month dividend as a percent of trailing 12 month earnings.
(5)

Equity and tangible equity equal common equity and tangible common equity, respectively. ROAA (return on average assets) and ROAE (return on average equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.

(6)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source:

S&P Global Market Intelligence and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2023 by RP® Financial, LC.

Boards of Directors

May 8, 2023

reflect the actual impact of reinvestment and the source of the conversion funds (i.e., external funds versus deposit withdrawals).

As discussed previously, three standard conversion offerings were completed during 2022 and no standard conversions have been completed year-to-date through May 8, 2023. In comparison to the 56.90% average closing forma P/TB ratio of the three recent standard conversions completed in 2022, the Bank’s P/TB ratio of 53.62% at the midpoint value reflects an implied discount of 5.76%. At the super maximum of the range, the Bank’s P/TB ratio of 62.00% reflects an implied premium of 8.96% relative to the recent standard conversions average P/TB ratio at closing. In comparison to the 59.30% closing forma P/TB ratio of ECB Bancorp’s standard conversion offering, the Bank’s P/TB ratio of 53.62% at the midpoint value reflects an implied discount of 9.58%. At the super maximum of the range, the Bank’s P/TB ratio of 62.00% reflects an implied premium of 4.55% relative to ECB Bancorp’s pro forma P/TB ratio at closing.

3.        P/A Approach. P/A ratios are generally not as a reliable indicator of market value, as investors do not place significant weight on total assets as a determinant of market value. Investors place significantly greater weight on book value and earnings -- which have received greater weight in our valuation analysis. At the $84.0 million updated midpoint value, Somerset Savings’ pro forma P/A ratio equaled 7.30%. In comparison to the Peer Group’s average P/A ratio of 8.95%, Somerset Savings’ P/A ratio indicated a discount of 18.44% (versus a discount of 24.96% at the midpoint valuation in the First Update). In comparison to the Peer Group’s median P/A ratio of 7.53%, Somerset Savings’ P/A ratio at the $84.0 million updated midpoint value indicated a discount of 3.05% (versus a discount of 13.06% at the midpoint valuation in the First Update).

Valuation Conclusion

We have concluded that the Bank’s estimated conversion offering value should be decreased since the date of the First Update. Accordingly, it is our opinion, as of May 8, 2023, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion, including shares to be issued to the Foundation, equaled $84,000,000 at the midpoint, equal to 8,400,000 shares offered at a per share value of $10.00. Pursuant to conversion guidelines, the 15% valuation range indicates a minimum value of $71,400,000 and a maximum value of $96,600,000. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 7,140,000 at the minimum and 9,660,000 at the maximum. In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a super maximum value of $111,090,000 without a resolicitation. Based on the $10.00 per share offering price, the super maximum value would result in total shares outstanding of 11,109,000. Based on this valuation range, the offering range is as follows: $68,000,000 at the minimum, $80,000,000 at the midpoint, $92,000,000 at the maximum and $105,800,000 at the super maximum. Based on the $10.00 per share offering price, the number of offering shares is as follows: 6,800,000 at the minimum, 8,000,000 at the midpoint, 9,200,000 at the maximum and 10,580,000 at the

Boards of Directors

May 8, 2023

super maximum. The pro forma valuation calculations relative to the Peer Group are shown in Table 7 and are detailed in Exhibit 2 and Exhibit 3.

Respectfully submitted,

William E. Pommerening
Chief Executive Officer and Managing Director

Gregory E. Dunn
Director

EXHIBITS

LIST OF EXHIBITS

Exhibit Number	Description

1	Stock Prices: As of May 8, 2023

2	Pro Forma Analysis Sheet

3	Pro Forma Effect of Conversion Proceeds

4	Firm Qualifications Statement

EXHIBIT 1

Stock Prices

As of May 8, 2023

RP® Financial, LC.

Exhibit 1-A

Weekly Thrift Market Line - Part One

Prices As of May 8, 2023

			Market Capitalization			Price Change Data						Current Per Share Financials
			Price/	Shares	Market	52 Week (1)			% Change From			LTM	LTM Core	BV/	TBV/	Assets/
			Share(1)	Outstanding	Capitalization	High	Low	Last Wk	Last Wk	52 Wks (2)	MRY (2)	EPS (3)	EPS (3)	Share	Share (4)	Share
			($)	(000)	($Mil)	($)	($)	($)	(%)	(%)	(%)	($)	($)	($)	($)	($)
Companies
BCOW	1895 Bancorp of Wisconsin, Inc.	MW	6.99	6,192	43.3	11.16	6.33	6.33	10.43	-33.81	-30.10	0.00	0.00	12.14	12.14	87.70
AFBI	Affinity Bancshares, Inc.	SE	12.50	6,566	82.1	16.50	11.29	14.75	-15.25	-17.33	-17.22	0.26	0.27	18.02	15.20	141.99
AX	Axos Financial, Inc.	WE	38.84	59,113	2,295.9	51.46	33.15	40.02	-2.95	3.08	1.62	1.32	1.36	31.07	28.46	334.66
BLFY	Blue Foundry Bancorp	MA	8.88	27,385	243.0	13.17	8.14	9.32	-4.77	-28.08	-30.93	-0.05	NA	14.08	14.06	76.72
BYFC	Broadway Financial Corporation	WE	0.94	73,503	69.3	1.89	0.83	0.89	5.76	-40.35	-6.69	0.02	0.02	1.76	1.38	16.11
CFFN	Capitol Federal Financial, Inc.	MW	5.52	133,193	735.2	10.39	5.25	6.01	-8.15	-42.26	-36.18	0.11	0.11	7.87	7.79	75.72
CARV	Carver Bancorp, Inc.	MA	4.32	4,227	18.3	12.30	3.62	4.40	-1.82	-51.57	5.11	-0.25	-0.25	4.60	4.60	168.51
CLST	Catalyst Bancorp, Inc.	SW	9.57	5,059	48.4	13.69	9.30	10.86	-11.92	-28.76	-24.69	0.02	NA	NA	NA	54.53
CULL	Cullman Bancorp, Inc.	SE	10.62	7,384	78.4	13.25	10.40	10.58	0.43	-8.37	-7.57	0.13	0.13	13.55	13.55	57.32
ECBK	ECB Bancorp, Inc.	NE	11.25	9,175	103.2	16.91	10.33	10.87	3.50	-20.16	-29.91	0.11	0.11	17.74	17.74	116.01
ESSA	ESSA Bancorp, Inc.	MA	13.91	9,711	135.1	21.80	13.77	15.81	-12.02	-17.94	-33.35	0.48	0.48	21.03	19.69	204.45
FNWB	First Northwest Bancorp	WE	10.91	9,039	96.8	18.40	9.94	11.62	-6.11	-39.72	-28.97	0.39	0.39	16.92	16.81	240.31
FSEA	First Seacoast Bancorp, Inc.	NE	8.12	5,077	41.2	13.40	8.01	8.66	-6.24	-35.49	-28.94	-0.34	-0.20	9.73	9.67	105.85
FSBW	FS Bancorp, Inc.	WE	29.25	7,631	223.2	37.39	26.08	30.30	-3.47	-0.34	-12.53	1.04	1.24	31.23	28.14	364.67
GBNY	Generations Bancorp NY, Inc.	MA	9.15	2,341	21.4	11.87	8.25	8.51	7.52	-20.78	-15.28	-0.07	-0.07	16.03	15.39	166.24
HONE	HarborOne Bancorp, Inc.	NE	8.13	45,073	366.4	15.57	7.51	9.60	-15.31	-41.09	-41.51	0.16	0.16	12.74	11.22	123.64
HIFS	Hingham Institution for Savings	NE	182.28	2,147	391.4	335.53	173.51	191.66	-4.89	-42.11	-33.95	3.87	2.60	182.89	182.89	1958.62
HMNF	HMN Financial, Inc.	MW	18.00	4,351	78.3	24.23	17.31	18.06	-0.33	-25.16	-15.65	0.37	0.36	22.35	22.17	246.29
HFBL	Home Federal Bancorp, Inc. of Louisiana	SW	16.13	2,996	48.3	22.21	15.08	18.05	-10.65	-19.57	-5.74	0.34	0.50	16.05	14.57	228.96
IROQ	IF Bancorp, Inc.	MW	15.12	3,191	48.3	24.00	14.75	14.81	2.13	-35.14	-12.32	0.21	NA	21.98	21.98	264.17
KRNY	Kearny Financial Corp.	MA	7.17	63,675	456.6	12.51	6.81	7.75	-7.48	-40.05	-29.36	0.16	0.17	12.99	NA	131.12
MGYR	Magyar Bancorp, Inc.	MA	9.99	6,743	67.4	13.45	9.64	10.24	-2.41	-14.95	-22.05	0.28	0.28	15.12	15.12	124.55
MSVB	Mid-Southern Bancorp, Inc.	MW	9.87	2,885	28.5	14.40	9.29	11.70	-15.65	-30.50	-24.15	0.13	0.14	12.11	12.11	92.33
NYCB	New York Community Bancorp, Inc.	MA	9.97	722,150	7,199.8	11.02	5.81	10.71	-6.91	7.78	15.93	2.87	0.69	14.23	9.86	171.37
NECB	Northeast Community Bancorp, Inc.	MA	12.77	13,907	177.6	15.99	10.67	13.00	-1.77	16.51	-14.41	0.77	0.76	17.13	17.12	108.05
NFBK	Northfield Bancorp, Inc. (Staten Island, NY)	MA	9.51	46,530	442.5	16.13	9.13	10.27	-7.40	-26.68	-39.54	0.26	0.26	15.00	14.12	121.71
NSTS	NSTS Bancorp, Inc.	MW	8.40	5,398	45.3	11.58	8.25	8.45	-0.59	-27.40	-17.08	0.01	0.01	14.92	14.92	48.95
PBBK	PB Bankshares, Inc.	MA	11.50	2,609	30.0	14.64	10.99	12.43	-7.44	-14.50	-15.32	0.16	0.16	16.48	16.48	150.61
PDLB	Ponce Financial Group, Inc.	MA	7.05	23,313	164.4	10.11	6.66	7.14	-1.26	-26.41	-24.36	0.01	NA	10.90	10.90	108.93
PVBC	Provident Bancorp, Inc.	NE	7.05	17,694	123.4	16.74	5.76	6.81	3.52	-54.89	-3.16	0.13	0.13	11.95	11.95	96.20
PROV	Provident Financial Holdings, Inc.	WE	12.62	7,023	88.6	15.74	12.62	13.35	-5.47	-16.97	-8.35	0.33	0.33	18.40	18.40	190.14
PFS	Provident Financial Services, Inc.	MA	15.39	74,727	1,150.0	25.61	14.54	16.94	-9.15	-31.45	-27.95	0.54	0.55	21.73	15.64	184.39
RVSB	Riverview Bancorp, Inc.	WE	4.49	21,222	95.3	8.00	4.25	5.00	-10.20	-33.08	-41.54	0.14	0.14	7.32	6.02	74.91
SBT	Sterling Bancorp, Inc. (Southfield, MI)	MW	4.59	50,808	233.2	6.88	4.49	5.16	-11.05	-31.70	-24.63	-0.01	-0.01	6.21	6.21	47.46
TCBC	TC Bancshares, Inc.	SE	13.50	4,622	62.4	17.28	12.00	13.99	-3.50	1.89	-9.40	-0.05	-0.05	17.14	17.14	92.96
TBNK	Territorial Bancorp Inc.	WE	11.02	8,755	95.7	25.50	10.51	16.56	-33.45	-49.31	-54.10	0.26	0.26	28.18	28.18	252.74
TCBS	Texas Community Bancshares, Inc.	SW	10.25	3,139	32.2	17.72	9.38	10.38	-1.31	-42.18	-33.26	0.13	0.14	16.95	16.83	132.95
TCBX	Third Coast Bancshares, Inc.	SW	14.51	14,900	216.2	26.75	12.31	13.95	4.01	-37.48	-21.27	0.55	0.55	23.63	22.22	259.05
TSBK	Timberland Bancorp, Inc.	WE	22.75	8,203	186.6	35.62	22.36	24.96	-8.85	-13.17	-33.34	0.80	0.81	27.75	25.81	217.80
TFIN	Triumph Financial, Inc.	SW	47.88	23,151	1,108.5	76.49	45.08	51.25	-6.58	-33.48	-2.03	0.43	0.52	33.47	22.09	243.10
TRST	TrustCo Bank Corp NY	MA	28.06	19,024	533.8	39.36	27.55	29.58	-5.14	-11.23	-25.35	0.93	0.93	32.31	32.28	317.79
WSBF	Waterstone Financial, Inc.	MW	13.91	20,771	286.8	18.93	12.99	13.75	1.16	-15.13	-19.32	0.10	0.10	16.73	16.70	101.80
WNEB	Western New England Bancorp, Inc.	NE	6.02	22,209	133.7	10.25	5.80	6.40	-5.94	-27.47	-36.36	0.24	0.23	10.50	9.84	115.36
WMPN	William Penn Bancorporation	MA	9.71	13,321	127.0	12.52	8.77	9.98	-2.71	-19.62	-19.88	0.01	0.03	12.87	12.47	64.74
WSFS	WSFS Financial Corporation	MA	31.36	61,449	1,927.0	51.77	29.86	34.80	-9.89	-21.29	-30.83	1.01	1.05	37.57	21.24	330.67

MHCs
BSBK	Bogota Financial Corp.	MA	8.21	13,139	107.9	11.75	8.00	8.68	-5.41	-23.77	-26.57	0.08	0.08	10.25	10.23	72.33
CFSB	CFSB Bancorp, Inc.	NE	6.99	6,276	43.9	9.70	6.50	6.90	1.30	-27.34	-13.60	0.06	0.06	11.41	11.41	56.03
CLBK	Columbia Financial, Inc.	MA	15.75	105,777	1,666.0	22.86	14.11	15.94	-1.19	-19.85	-27.15	0.18	0.19	9.75	8.59	100.54
GCBC	Greene County Bancorp, Inc.	MA	18.27	17,027	311.1	44.90	17.50	20.41	-10.49	-29.23	-36.36	0.48	NA	10.49	10.49	160.28
KFFB	Kentucky First Federal Bancorp	MW	6.01	8,154	49.0	8.69	6.00	6.05	-0.66	-17.52	-9.76	0.02	NA	6.32	6.20	42.05
LSBK	Lake Shore Bancorp, Inc.	MA	11.35	5,592	63.4	15.00	9.61	11.26	0.80	-24.05	-5.97	0.29	NA	14.70	14.70	130.56
OFED	Oconee Federal Financial Corp.	SE	19.58	5,609	109.8	27.00	17.21	20.51	-4.53	-19.42	-21.68	0.20	0.20	12.77	12.30	100.77
PBFS	Pioneer Bancorp, Inc.	MA	8.61	25,157	216.6	11.97	8.16	8.80	-2.16	-15.51	-24.47	0.25	0.24	9.61	9.19	72.92
RBKB	Rhinebeck Bancorp, Inc.	MA	6.40	10,935	70.0	10.15	6.07	7.26	-11.84	-34.36	-29.75	0.07	NA	9.81	9.59	123.56
TFSL	TFS Financial Corporation	MW	11.75	277,340	3,258.7	15.70	11.05	12.00	-2.08	-16.25	-18.46	0.06	0.06	6.54	6.51	58.63

Under Merger/Acquisition
HVBC	HV Bancorp, Inc.	MA	31.16	2,242	69.9	34.00	18.52	32.00	-2.63	42.28	9.56	0.14	0.33	18.77	18.77	274.59

(1)	Average of High/Low or Bid/Ask price per share.
(2)	Or since offering price if converted of first listed in the past 52 weeks. Percent change figures are actual year-to-date and are not annualized.
(3)	EPS (earnings per share) is based on actual trailing 12 month data and is not shown on a pro forma basis.
(4)	Excludes intangibles (such as goodwill, value of core deposits, etc.).
(5)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(6)	Annualized based on last regular quarterly cash dividend announcement.
(7)	Indicated dividend as a percent of trailing 12 month earnings.
(8)	Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.
(9)	For MHC institutions, market value reflects share price multiplied by public (non-MHC) shares.

Source: S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2023 by RP® Financial, LC.

RP® Financial, LC.

Exhibit 1-B

Weekly Thrift Market Line - Part Two

Prices As of May 8, 2023

			Key Financial Ratios						Asset Quality Ratios		Pricing Ratios					Dividend Data (6)
			Equity/	Tang Equity/	Reported Earnings		Core Earnings		NPAs/	Rsvs/	Price/	Price/	Price/	Price/	Price/	Div/	Dividend	Payout
			Assets(1)	Assets(1)	ROA(5)	ROE(5)	ROA(5)	ROE(5)	Assets	NPLs	Earnings	Book	Assets	Tang Book	Core Earnings	Share	Yield	Ratio (7)
			(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)
Companies
BCOW	1895 Bancorp of Wisconsin, Inc.	MW	13.88	13.88	-0.03	-0.19	0.08	0.52	0.21	284.96	NM	57.56	7.99	57.56	82.89	NA	NA	NM
AFBI	Affinity Bancshares, Inc.	SE	12.69	10.92	0.89	6.03	0.91	6.16	NA	NA	11.79	69.37	8.80	82.24	11.55	NA	NA	NM
AX	Axos Financial, Inc.	WE	9.32	8.61	1.56	16.11	1.72	17.84	0.51	168.12	8.44	125.01	11.65	136.48	7.46	NA	NA	NM
BLFY	Blue Foundry Bancorp	MA	18.36	18.33	0.03	0.16	NA	NA	NA	NA	NM	63.02	11.57	63.14	NA	NA	NA	NM
BYFC	Broadway Financial Corporation	WE	23.61	21.74	0.50	2.55	0.52	2.63	0.15	251.61	11.78	53.45	6.69	68.43	11.23	0.00	0.00	NM
CFFN	Capitol Federal Financial, Inc.	MW	10.63	10.53	0.62	6.38	0.62	6.46	NA	NA	10.42	70.10	7.45	70.86	10.29	0.34	6.16	138.68
CARV	Carver Bancorp, Inc.	MA	6.34	6.34	-0.39	-5.38	-0.39	-5.38	2.59	27.99	NM	93.95	2.70	93.95	NM	0.00	0.00	NM
CLST	Catalyst Bancorp, Inc.	SW	31.22	31.22	0.14	0.44	NA	NA	NA	NA	95.65	57.19	NA	57.19	NA	NA	NA	NM
CULL	Cullman Bancorp, Inc.	SE	23.67	23.67	1.09	4.21	1.09	4.23	0.62	111.24	18.00	78.39	18.56	78.39	17.92	0.12	1.13	20.34
ECBK	ECB Bancorp, Inc.	NE	15.29	15.29	0.35	2.37	0.58	3.99	0.06	NM	35.16	63.43	9.70	63.43	20.88	NA	NA	NM
ESSA	ESSA Bancorp, Inc.	MA	11.02	10.39	1.08	9.43	1.09	9.50	NA	NA	6.66	66.13	7.29	70.65	6.60	0.60	4.31	28.71
FNWB	First Northwest Bancorp	WE	7.38	7.34	0.72	8.76	0.76	9.27	NA	NA	6.09	64.47	4.85	64.90	5.83	0.28	2.57	15.64
FSEA	First Seacoast Bancorp, Inc.	NE	9.18	9.13	-0.11	-1.05	0.01	0.10	0.05	NM	NM	83.42	7.66	83.93	NM	NA	NA	NM
FSBW	FS Bancorp, Inc.	WE	8.69	7.90	1.21	11.96	1.32	12.99	NA	NA	7.46	93.66	8.14	103.95	6.86	1.00	3.42	22.96
GBNY	Generations Bancorp NY, Inc.	MA	9.64	9.29	0.14	1.39	0.16	1.60	NA	NA	39.78	57.09	5.50	59.46	34.49	NA	NA	NM
HONE	HarborOne Bancorp, Inc.	NE	10.76	9.60	0.82	6.49	0.84	6.71	NA	NA	9.24	63.79	6.87	72.48	8.92	0.30	3.69	32.39
HIFS	Hingham Institution for Savings	NE	9.34	9.34	0.86	8.93	1.14	11.84	0.01	NM	11.74	99.67	9.31	99.67	8.86	2.52	1.38	19.90
HMNF	HMN Financial, Inc.	MW	9.35	9.28	0.76	7.09	0.76	7.05	NA	610.44	9.63	80.54	7.53	81.19	9.67	0.32	1.78	13.90
HFBL	Home Federal Bancorp, Inc. of Louisiana	SW	7.31	6.68	0.93	11.19	1.01	12.22	NA	NA	9.38	100.50	7.34	110.72	8.57	0.48	2.98	27.91
IROQ	IF Bancorp, Inc.	MW	8.75	8.75	0.62	7.10	NA	NA	NA	NA	9.51	68.80	6.02	68.80	NA	0.40	2.64	25.16
KRNY	Kearny Financial Corp.	MA	10.37	NA	0.51	4.51	0.66	5.84	0.81	90.60	11.75	55.19	5.73	73.33	9.05	0.44	6.14	72.13
MGYR	Magyar Bancorp, Inc.	MA	12.05	12.05	1.01	8.18	1.01	8.18	NA	NA	8.12	66.09	7.96	66.09	8.12	0.12	1.20	16.26
MSVB	Mid-Southern Bancorp, Inc.	MW	13.12	13.12	0.66	5.14	0.66	5.12	NA	NA	15.18	81.48	10.69	81.48	15.23	0.24	2.43	33.85
NYCB	New York Community Bancorp, Inc.	MA	8.71	6.32	3.42	32.85	1.25	12.04	NA	NA	2.62	70.04	5.84	101.14	6.62	0.68	6.82	17.85
NECB	Northeast Community Bancorp, Inc.	MA	17.47	17.46	2.44	12.41	2.51	12.76	NA	NA	5.94	74.56	13.02	74.61	5.78	0.24	1.88	11.16
NFBK	Northfield Bancorp, Inc. (Staten Island, NY)	MA	12.33	11.68	1.04	8.33	1.04	8.35	0.23	323.57	7.43	63.38	7.81	67.36	7.42	0.52	5.47	40.63
NSTS	NSTS Bancorp, Inc.	MW	30.48	30.48	0.01	0.03	-0.13	-0.45	0.32	74.37	NM	56.30	17.16	56.30	NM	NA	NA	NM
PBBK	PB Bankshares, Inc.	MA	11.78	11.78	0.59	4.85	0.43	3.55	NA	NA	12.92	69.79	8.22	69.79	17.61	NA	NA	NM
PDLB	Ponce Financial Group, Inc.	MA	19.53	19.53	-1.09	-5.01	NA	NA	NA	123.05	NM	64.67	7.57	64.67	NA	NA	NA	NM
PVBC	Provident Bancorp, Inc.	NE	12.42	12.42	-1.47	-11.05	-1.47	-11.05	NA	NA	NM	58.99	7.33	58.99	NM	0.16	0.00	NM
PROV	Provident Financial Holdings, Inc.	WE	9.69	9.69	0.75	7.13	0.75	7.13	0.12	375.06	9.78	68.60	6.65	68.60	9.78	0.56	4.44	43.41
PFS	Provident Financial Services, Inc.	MA	11.90	8.86	1.26	10.74	1.29	10.99	NA	NA	6.66	70.82	8.43	98.43	6.44	0.96	6.24	41.56
RVSB	Riverview Bancorp, Inc.	WE	9.77	8.18	1.08	11.71	1.09	11.77	NA	NA	5.41	61.38	5.99	74.57	5.38	0.24	5.35	28.92
SBT	Sterling Bancorp, Inc. (Southfield, MI)	MW	13.08	13.08	-0.79	-6.04	-0.79	-5.98	NA	146.80	NM	73.92	9.67	73.92	NM	0.00	0.00	NM
TCBC	TC Bancshares, Inc.	SE	19.85	19.85	0.43	2.05	0.43	2.05	0.36	504.86	37.50	78.75	15.63	78.75	37.50	0.10	0.74	27.78
TBNK	Territorial Bancorp Inc.	WE	11.47	11.47	0.63	5.36	0.63	5.36	NA	NA	7.11	39.11	4.49	39.11	7.11	0.92	8.35	65.81
TCBS	Texas Community Bancshares, Inc.	SW	13.39	13.30	0.47	4.01	0.50	4.30	0.37	113.59	17.66	60.45	8.09	60.89	16.47	0.08	0.78	3.45
TCBX	Third Coast Bancshares, Inc.	SW	10.03	9.58	0.75	7.50	0.77	7.72	0.27	349.98	8.85	61.42	5.19	65.31	8.57	NA	NA	NM
TSBK	Timberland Bancorp, Inc.	WE	12.74	11.96	1.46	12.35	1.47	12.45	0.26	325.25	7.02	81.97	10.45	88.15	6.97	0.92	4.04	30.86
TFIN	Triumph Financial, Inc.	SW	14.70	10.47	1.59	10.03	1.32	8.34	0.34	233.45	13.84	143.05	20.04	216.75	16.72	NA	NA	NM
TRST	TrustCo Bank Corp NY	MA	10.17	10.16	1.24	12.66	1.24	12.66	NA	NA	7.06	86.84	8.83	86.92	7.06	1.44	5.13	35.71
WSBF	Waterstone Financial, Inc.	MW	17.30	17.28	0.82	4.25	0.82	4.25	0.22	396.34	18.55	83.15	14.39	83.29	18.55	0.80	5.75	106.67
WNEB	Western New England Bancorp, Inc.	NE	9.10	8.58	1.01	11.74	0.93	10.75	NA	NA	5.06	57.33	5.22	61.15	5.53	0.28	4.65	21.85
WMPN	William Penn Bancorporation	MA	20.18	19.68	0.39	1.80	0.45	2.07	0.59	67.06	38.84	75.46	15.23	77.89	34.50	0.12	1.24	48.00
WSFS	WSFS Financial Corporation	MA	11.34	6.74	1.39	12.33	1.49	13.19	0.16	528.35	7.00	83.47	9.47	147.63	6.54	0.60	1.91	13.39

MHCs
BSBK	Bogota Financial Corp.	MA	14.64	14.61	0.71	4.56	0.71	4.60	NA	NA	17.10	80.12	11.73	80.26	16.96	NA	NA	NM
CFSB	CFSB Bancorp, Inc.	NE	21.52	21.52	0.52	2.51	0.52	2.50	NA	NA	NA	61.27	13.18	61.27	NA	NA	NA	NA
CLBK	Columbia Financial, Inc.	MA	9.77	8.71	0.84	7.96	0.88	8.35	NA	NA	19.69	161.59	15.79	183.41	18.49	NA	NA	NM
GCBC	Greene County Bancorp, Inc.	MA	6.55	6.55	1.21	19.03	NA	NA	NA	NA	9.96	174.10	11.40	174.10	NA	0.28	1.53	15.26
KFFB	Kentucky First Federal Bancorp	MW	14.91	14.68	0.33	2.12	NA	NA	NA	NA	46.23	95.17	14.19	96.96	NA	0.40	6.66	307.69
LSBK	Lake Shore Bancorp, Inc.	MA	11.46	11.46	0.90	7.76	NA	NA	NA	NA	10.51	77.21	8.85	77.21	NA	0.72	0.00	33.33
OFED	Oconee Federal Financial Corp.	SE	12.68	12.27	0.83	5.84	0.85	6.02	0.19	150.21	24.48	153.30	19.43	159.17	23.75	0.40	2.04	50.00
PBFS	Pioneer Bancorp, Inc.	MA	13.61	13.09	0.72	5.79	0.75	6.00	0.45	268.15	15.11	89.56	12.19	93.73	14.59	NA	NA	NM
RBKB	Rhinebeck Bancorp, Inc.	MA	8.19	8.02	0.44	5.14	NA	NA	NA	NA	12.55	65.23	5.35	66.76	NA	NA	NA	NM
TFSL	TFS Financial Corporation	MW	11.28	11.23	0.52	4.35	0.52	4.35	NA	NA	40.52	179.55	20.26	180.51	40.52	1.13	9.62	389.66

Under Merger/Acquisition
HVBC	HV Bancorp, Inc.	MA	6.84	6.84	0.38	5.50	0.40	5.75	0.53	112.91	29.40	166.00	11.35	166.00	28.15	NA	NA	NM

(1)	Average of High/Low or Bid/Ask price per share.
(2)	Or since offering price if converted of first listed in the past 52 weeks. Percent change figures are actual year-to-date and are not annualized.
(3)	EPS (earnings per share) is based on actual trailing 12 month data and is not shown on a pro forma basis.
(4)	Exludes intangibles (such as goodwill, value of core deposits, etc.).
(5)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(6)	Annualized based on last regular quarterly cash dividend announcement.
(7)	Indicated dividend as a percent of trailing 12 month earnings.
(8)	Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.
(9)	For MHC institutions, market value reflects share price multiplied by public (non-MHC) shares.

Source: S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2023 by RP® Financial, LC.

EXHIBIT 2

Pro Forma Analysis Sheet

Exhibit 2

PRO FORMA ANALYSIS SHEET

Somerset Savings Bank, SLA

Prices as of May 8, 2023

				Peer Group		New Jersey Companies		All Publicly-Traded
Price Multiple		Symbol	Subject (1)	Mean	Median	Mean	Median	Mean	Median
Price-earnings ratio (x)		P/E	11.23 x	8.72x	9.38x	8.49x	7.78x	9.63x	9.04x
Price-core earnings ratio (x)		P/Core	11.09 x	11.72x	8.78x	7.76x	7.77x	11.43x	8.71x
Price-book ratio (%)	=	P/B	45.45%	73.38%	76.80%	63.70%	63.38%	73.24%	69.37%
Price-tangible book ratio (%)	=	P/TB	53.62%	69.37%	74.61%	73.67%	67.36%	80.50%	73.33%
Price-assets ratio (%)	=	P/A	7.30%	8.95%	7.53%	8.30%	7.96%	8.97%	7.97%

Valuation Parameters

Pre-Conversion Earnings (2)(Y)	$7,243,000	ESOP Stock Purchases (E)	8.00%	(6)
Pre-Conversion Earnings (2)(CY)	$7,336,000	Cost of ESOP Borrowings (S)	0.00%	(5)
Pre-Conversion Book Value (2)(B)	$118,031,000	ESOP Amortization (T)	20.00	years
Pre-Conv. Tang. Book Value (2)(TB)	$89,872,000	RRP Amount (M)	4.00%
Pre-Conversion Assets(2) (A)	$1,084,557,000	RRP Vesting (N)	5.00	years (6)
Reinvestment Rate (3)(R)	3.60%	Foundation (F)	5.71%
Est. Conversion Expenses (4)(X)	4.41%	Tax Benefit (Z)	1,200,000
Tax Rate (TAX)	25.00%	Merger Shares (PATD)	0.00%
		Percentage Sold (PCT)	100.00%
		Option (O1)	10.00%	(7)
		Estimated Option Value (O2)	49.50%	(7)
		Option vesting (O3)	5.00	(7)
		Option pct taxable (O4)	25.00%	(7)

Calculation of Pro Forma Value After Conversion

1. V=	P/E * (Y)	V=	$84,000,000

	1 - P/E * PCT * ((1-X-E-M-F-PATD)*R*(1-TAX) - (1-TAX)*E/T - (1-TAX)*M/N) - (1-(TAX*O4))*(O1*O2)/O3)

2. V=	P/Core * (Y)	V=	$84,000,000

	1 - P/core * PCT * ((1-X-E-M-F-PATD)*R*(1-TAX) - (1-TAX)*E/T - (1-TAX)*M/N) - (1-(TAX*O4))*(O1*O2)/O3)

3. V=	P/B * (B+Z)	V=	$84,000,000
	1 - P/B * PCT * (1-X-E-M-F-PATD)

4. V=	P/TB * (TB+Z)	V=	$84,000,000
	1 - P/TB * PCT * (1-X-E-M-F-PATD)

5. V=	P/A * (A+Z)	V=	$84,000,000
	1 - P/A * PCT * (1-X-E-M-F-PATD)

				Merger
	Offering Valuation Range			Shares	Shares
	Shares Issued	Price Per	Gross Offering	Issued To	Issued To	Total Shares
Conclusion	To the Public	Share	Proceeds	Regal	Foundation	Issued
Supermaximum	10,580,000	10.00	$105,800,000	0	529,000	11,109,000
Maximum	9,200,000	10.00	92,000,000	0	460,000	9,660,000
Midpoint	8,000,000	10.00	80,000,000	0	400,000	8,400,000
Minimum	6,800,000	10.00	68,000,000	0	340,000	7,140,000

(1)	Pricing ratios shown reflect the midpoint value.

(2)	Historical Somerset Savings and Regal Bancorp combined, including merger adjustments.

(3)	Net return equals a reinvestment rate of 3.60%, and a tax rate of 25.0%.

(4)	Offering expenses shown at estimated midpoint value as a percent of total offering proceeds.

(5)	No cost is applicable since holding company will fund the ESOP loan.

(6)	ESOP and RRP amortize over 20 years and 5 years, respectively; amortization expenses tax effected at 25.0%.

(7)	10% option plan with an estimated Black-Scholes valuation of 49.50% of the exercise price, including a 5 year vesting with 25% of the options (granted to directors) tax effected at 25.00%.

EXHIBIT 3

Pro Forma Effect of Conversion Proceeds

Exhibit 3

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Somerset Savings Bank, SLA

At the Minimum

1.	Pro Forma Market Capitalization	$71,400,000
	Less: Foundation Shares	3,400,000
	Less: Merger Shares	-

2.	Offering Proceeds	$68,000,000
	Less: Estimated Offering Expenses	3,409,500
	Net Conversion Proceeds	$64,590,500

3.	Estimated Additional Income from Conversion Proceeds

	Net Conversion Proceeds	$64,590,500
	Less: Cash Contribution to Foundation	680,000
	Less: Non-Cash Stock Purchases (1)	8,568,000
	Net Proceeds Reinvested	$55,342,500
	Estimated net incremental rate of return	2.70%
	Reinvestment Income	$1,494,247
	Less: Estimated cost of ESOP borrowings (2)	0
	Less: Amortization of ESOP borrowings (3)	214,200
	Less: Amortization of Options (4)	662,681
	Less: Restricted Stock Plan Vesting (5)	428,400
	Net Earnings Impact	$188,966

4.	Pro Forma Earnings		Before Conversion	Net Earnings Increase	After Conversion

	12 Months ended March 31, 2023 (reported)		$7,243,000	$188,966	$7,431,966
	12 Months ended March 31, 2023 (core)		$7,336,000	$188,966	$7,524,966

5.	Pro Forma Net Worth	Before Conversion	Net Cash Proceeds	Tax Benefit (6) Of Contribution	After Conversion

	March 31, 2023	$118,031,000	$55,342,500	$1,020,000	$174,393,500
	March 31, 2023 (Tangible)	$89,872,000	$55,342,500	$1,020,000	$146,234,500

6.	Pro Forma Assets	Before Conversion	Net Cash Proceeds	Tax Benefit (6) Of Contribution	After Conversion
	March 31, 2023	$1,084,557,000	$55,342,500	$1,020,000	$1,140,919,500

(1)	Includes ESOP and RRP stock purchases equal to 8.0% and 4.0% of the offering and foundation shares issued, respectively.
(2)	ESOP stock purchases are internally financed by a loan from the holding company.
(3)	ESOP borrowings are amortized over 20 Years, amortization expense is tax-effected at a 25.0% rate.
(4)	Option valuation based on Black-Scholes model, 5 year vesting, and assuming 25% taxable.
(5)	RRP is amortized over 5 years, and amortization expense is tax effected at 25.0%.
(6)	Reflects tax benefit of contribution to Foundation.

Exhibit 3

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Somerset Savings Bank, SLA

At the Midpoint

1.	Pro Forma Market Capitalization	$84,000,000
	Less: Foundation Shares	4,000,000
	Less: Merger Shares	-

2.	Offering Proceeds	$80,000,000
	Less: Estimated Offering Expenses	3,529,500
	Net Conversion Proceeds	$76,470,500

3.	Estimated Additional Income from Conversion Proceeds

	Net Conversion Proceeds	$76,470,500
	Less: Cash Contribution to Foundation	800,000
	Less: Non-Cash Stock Purchases (1)	10,080,000
	Net Proceeds Reinvested	$65,590,500
	Estimated net incremental rate of return	2.70%
	Reinvestment Income	$1,770,943
	Less: Estimated cost of ESOP borrowings (2)	0
	Less: Amortization of ESOP borrowings (3)	252,000
	Less: Amortization of Options (4)	779,625
	Less: Restricted Stock Plan Vesting (5)	504,000
	Net Earnings Impact	$235,318

				Net
			Before	Earnings	After
4.	Pro Forma Earnings		Conversion	Increase	Conversion

	12 Months ended March 31, 2023 (reported)		$7,243,000	$235,318	$7,478,318
	12 Months ended March 31, 2023 (core)		$7,336,000	$235,318	$7,571,318

		Before	Net Cash	Tax Benefit (6)	After
5.	Pro Forma Net Worth	Conversion	Proceeds	Of Contribution	Conversion

	March 31, 2023	$118,031,000	$65,590,500	$1,200,000	$184,821,500
	March 31, 2023 (Tangible)	$89,872,000	$65,590,500	$1,200,000	$156,662,500

		Before	Net Cash	Tax Benefit (6)	After
6.	Pro Forma Assets	Conversion	Proceeds	Of Contribution	Conversion

	March 31, 2023	$1,084,557,000	$65,590,500	$1,200,000	$1,151,347,500

(1) Includes ESOP and RRP stock purchases equal to 8.0% and 4.0% of the offering and foundation shares issued, respectively.

(2) ESOP stock purchases are internally financed by a loan from the holding company.

(3) ESOP borrowings are amortized over 20 Years, amortization expense is tax-effected at a 25.0% rate.

(4) Option valuation based on Black-Scholes model, 5 year vesting, and assuming 25% taxable.

(5) RRP is amortized over 5 years, and amortization expense is tax effected at 25.0%.

(6) Reflects tax benefit of contribution to Foundation.

Exhibit 3

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Somerset Savings Bank, SLA

At the Maximum

1.	Pro Forma Market Capitalization	$96,600,000
	Less: Foundation Shares	4,600,000
	Less: Merger Shares	-

2.	Offering Proceeds	$92,000,000
	Less: Estimated Offering Expenses	3,649,500
	Net Conversion Proceeds	$88,350,500

3.	Estimated Additional Income from Conversion Proceeds

	Net Conversion Proceeds	$88,350,500
	Less: Cash Contribution to Foundation	920,000
	Less: Non-Cash Stock Purchases (1)	11,592,000
	Net Proceeds Reinvested	$75,838,500
	Estimated net incremental rate of return	2.70%
	Reinvestment Income	$2,047,639
	Less: Estimated cost of ESOP borrowings (2)	0
	Less: Amortization of ESOP borrowings (3)	289,800
	Less: Amortization of Options (4)	896,569
	Less: Restricted Stock Plan Vesting (5)	579,600
	Net Earnings Impact	$281,671

				Net
			Before	Earnings	After
4.	Pro Forma Earnings		Conversion	Increase	Conversion

	12 Months ended March 31, 2023 (reported)		$7,243,000	$281,671	$7,524,671
	12 Months ended March 31, 2023 (core)		$7,336,000	$281,671	$7,617,671

		Before	Net Cash	Tax Benefit (6)	After
5.	Pro Forma Net Worth	Conversion	Proceeds	Of Contribution	Conversion

	March 31, 2023	$118,031,000	$75,838,500	$1,380,000	$195,249,500
	March 31, 2023 (Tangible)	$89,872,000	$75,838,500	$1,380,000	$167,090,500

		Before	Net Cash	Tax Benefit (6)	After
6.	Pro Forma Assets	Conversion	Proceeds	Of Contribution	Conversion

	March 31, 2023	$1,084,557,000	$75,838,500	$1,380,000	$1,161,775,500

(1)	Includes ESOP and RRP stock purchases equal to 8.0% and 4.0% of the offering and foundation shares issued, respectively.
(2)	ESOP stock purchases are internally financed by a loan from the holding company.
(3)	ESOP borrowings are amortized over 20 Years, amortization expense is tax-effected at a 25.0% rate.
(4)	Option valuation based on Black-Scholes model, 5 year vesting, and assuming 25% taxable.
(5)	RRP is amortized over 5 years, and amortization expense is tax effected at 25.0%.
(6)	Reflects tax benefit of contribution to Foundation.

Exhibit 3

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Somerset Savings Bank, SLA

At the Supermaximum Value

1.	Pro Forma Market Capitalization	$111,090,000
	Less: Foundation Shares	5,290,000
	Less: Merger Shares	-

2.	Offering Proceeds	$105,800,000
	Less: Estimated Offering Expenses	3,787,500
	Net Conversion Proceeds	$102,012,500

3.	Estimated Additional Income from Conversion Proceeds

	Net Conversion Proceeds	$102,012,500
	Less: Cash Contribution to Foundation	1,058,000
	Less: Non-Cash Stock Purchases (1)	13,330,800
	Net Proceeds Reinvested	$87,623,700
	Estimated net incremental rate of return	2.70%
	Reinvestment Income	$2,365,840
	Less: Estimated cost of ESOP borrowings (2)	0
	Less: Amortization of ESOP borrowings (3)	333,270
	Less: Amortization of Options (4)	1,031,054
	Less: Restricted Stock Plan Vesting (5)	666,540
	Net Earnings Impact	$334,976

4.	Pro Forma Earnings		Before Conversion	Net Earnings Increase	After Conversion

	12 Months ended March 31, 2023 (reported)		$7,243,000	$334,976	$7,577,976
	12 Months ended March 31, 2023 (core)		$7,336,000	$334,976	$7,670,976

5.	Pro Forma Net Worth	Before Conversion	Net Cash Proceeds	Tax Benefit (6) Of Contribution	After Conversion

	March 31, 2023	$118,031,000	$87,623,700	$1,587,000	$207,241,700
	March 31, 2023 (Tangible)	$89,872,000	$87,623,700	$1,587,000	$179,082,700

6.	Pro Forma Assets	Before Conversion	Net Cash Proceeds	Tax Benefit (6) Of Contribution	After Conversion

	March 31, 2023	$1,084,557,000	$87,623,700	$1,587,000	$1,173,767,700

(1)	Includes ESOP and RRP stock purchases equal to 8.0% and 4.0% of the offering and foundation shares issued, respectively.
(2)	ESOP stock purchases are internally financed by a loan from the holding company.
(3)	ESOP borrowings are amortized over 20 Years, amortization expense is tax-effected at a 25.0% rate.
(4)	Option valuation based on Black-Scholes model, 5 year vesting, and assuming 25% taxable.
(5)	RRP is amortized over 5 years, and amortization expense is tax effected at 25.0%.
(6)	Reflects tax benefit of contribution to Foundation.

EXHIBIT 4

Firm Qualifications Statement

FIRM QUALIFICATION STATEMENT

RP® Financial (“RP®) provides financial and management consulting, merger advisory and valuation services to the financial services industry nationwide. We offer a broad array of services, high quality and prompt service, hands-on involvement by principals and senior staff, careful structuring of strategic initiatives and sophisticated valuation and other analyses consistent with industry practices and regulatory requirements. Our staff maintains extensive background in financial and management consulting, valuation and investment banking. Our clients include commercial banks, thrifts, credit unions, mortgage companies, insurance companies and other financial services companies.

STRATEGIC PLANNING SERVICES

RP®’s strategic planning services are designed to provide effective feasible plans with quantifiable results. We analyze strategic options to enhance shareholder value, achieve regulatory approval or realize other objectives. Such services involve conducting situation analyses; establishing mission/vision statements, developing strategic goals and objectives; and identifying strategies to enhance franchise and/or market value, capital management, earnings enhancement, operational matters and organizational issues. Strategic recommendations typically focus on: capital formation and management, asset/liability targets, profitability, return on equity and stock pricing. Our proprietary financial simulation models provide the basis for evaluating the impact of various strategies and assessing their feasibility and compatibility with regulations.

MERGER ADVISORY SERVICES

RP®’s merger advisory services include targeting potential buyers and sellers, assessing acquisition merit, conducting due diligence, negotiating and structuring merger transactions, preparing merger business plans and financial simulations, rendering fairness opinions, preparing mark-to-market analyses, valuing intangible assets and supporting the implementation of post-acquisition strategies. Our merger advisory services involve transactions of financially healthy companies and failed bank deals. RP® is also expert in de novo charters and shelf charters. Through financial simulations, comprehensive data bases, valuation proficiency and regulatory familiarity, RP®’s merger advisory services center on enhancing shareholder returns.

VALUATION SERVICES

RP®’s extensive valuation practice includes bank and thrift mergers, thrift mutual-to-stock conversions, goodwill impairment, insurance company demutualizations, ESOPs, subsidiary companies, merger accounting and other purposes. We are highly experienced in performing appraisals which conform to regulatory guidelines and appraisal standards. RP® is the nation’s leading valuation firm for thrift mutual-to-stock conversions, with appraised values ranging up to $4 billion.

OTHER CONSULTING SERVICES

RP® offers other consulting services including evaluating the impact of regulatory changes (TARP, etc.), branching and diversification strategies, feasibility studies and special research. We assist banks/thrifts in preparing CRA plans and evaluating wealth management activities on a de novo or merger basis. Our other consulting services are facilitated by proprietary valuation and financial simulation models.

KEY PERSONNEL (Years of Relevant Experience & Contact Information)

Ronald S. Riggins, Managing Director (42)	(703) 647-6543	rriggins@rpfinancial.com
William E. Pommerening, Managing Director (38)	(703) 647-6546	wpommerening@rpfinancial.com
Gregory E. Dunn, Director (39)	(703) 647-6548	gdunn@rpfinancial.com
James P. Hennessey, Director (35)	(703) 647-6544	jhennessey@rpfinancial.com
James J. Oren, Director (35)	(703) 647-6549	joren@rpfinancial.com

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McLean, VA 22101	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com